Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 14, 2010
BY AND AMONG
NTT DATA CORPORATION,
MOBIUS SUBSIDIARY CORPORATION
AND
INTELLIGROUP, INC.

ARTICLE I DEFINITIONS; INTERPRETATION	2
1.01 Definitions	2
1.02 Interpretation	12
ARTICLE II THE OFFER	13
2.01 The Offer	13
2.02 Company Action	16
2.03 Top-Up Option	17
ARTICLE III THE MERGER	19
3.01 The Merger	19
3.02 Closing	19
3.03 Effective Time	19
3.04 Effects of the Merger	19
3.05 Certificate of Incorporation and Bylaws	19
3.06 Directors and Officers	20
3.07 Conversion or Cancellation of Shares	20
3.08 Exchange of Certificates; Payment of the Merger Consideration	20
3.09 Stock Incentives	21
3.10 2008 Consultant Option	22
ARTICLE IV REPRESENTATIONS AND WARRANTIES ABOUT THE COMPANY	23
4.01 Organization and Standing	23
4.02 Power	23
4.03 Authority	23
4.04 Consents and Regulatory Approvals; No Defaults	24
4.05 Company Stock	24
4.06 Company Subsidiaries	25
4.07 Company Regulatory Filings; Ordinary Course	26
4.08 Sarbanes-Oxley Act	27
4.09 Litigation	27
4.10 Compliance with Laws	27
4.11 Material Contracts; Defaults	28
4.12 Customers and Software Partners	30
4.13 Taxes	30

i

4.14 Benefit Arrangements	31
4.15 Labor Matters	35
4.16 Environmental Matters	35
4.17 Intellectual Property Matters	36
4.18 Real and Personal Property	38
4.19 Insurance	39
4.20 Data Protection	39
4.21 Offer Documents; Schedule 14D-9; Proxy Statement	40
4.22 Takeover Laws and Provisions Applicable to the Company	40
4.23 Financial Advisors	41
4.24 Opinion of Financial Advisor	41
4.25 Full Access; No Additional Representations	41
ARTICLE V REPRESENTATIONS AND WARRANTIES ABOUT PARENT AND PURCHASER	41
5.01 Organization and Standing	41
5.02 Power	41
5.03 Authority	42
5.04 Consents and Regulatory Approvals; No Defaults	42
5.05 Purchaser Stock	42
5.06 Ownership of Company Common Stock	43
5.07 Offer Documents; Proxy Statement	43
5.08 Funds	43
5.09 Financial Advisors	44
5.10 Full Access; No Additional Representations	44
ARTICLE VI COVENANTS AND AGREEMENTS TO BE PERFORMED PRIOR TO THE CLOSING	44
6.01 Conduct of Business of the Company	44
6.02 Conduct of Business of Parent	47
6.03 Reasonable Best Efforts; Antitrust Filings; Cooperation	48
6.04 Shareholder Approvals	49
6.05 Proxy Statement	50
6.06 Press Releases	50
6.07 Access; Information	50

6.08 No Solicitation	51
6.09 Takeover Laws and Provisions	53
6.10 No Financing Condition	53
6.11 Rule 14d-10(d)(1) Matters	53
6.12 FIRPTA	54
ARTICLE VII COVENANTS AND AGREEMENTS TO BE PERFORMED FOLLOWING THE CLOSING	54
7.01 Indemnification	54
7.02 Employee Matters	56
7.03 Board of Directors; Section 14(f) of the Exchange Act	57
ARTICLE VIII CONDITIONS TO THE MERGER	58
8.01 Conditions to Each Party’s Obligation to Effect the Merger	58
ARTICLE IX TERMINATION	59
9.01 Termination	59
9.02 Effect of Termination	60
9.03 Termination Fee	61
ARTICLE X MISCELLANEOUS	62
10.01 Survival	62
10.02 Waiver; Amendment	63
10.03 Counterparts; Electronic Transmission	63
10.04 Governing Law; Jurisdiction; Venue; Service of Process	63
10.05 Specific Performance	63
10.06 Waiver of Jury Trial	64
10.07 Disclosure Schedule	64
10.08 Notices	65
10.09 Entire Understanding; No Third Party Beneficiaries	66
10.10 Severability	66
10.11 Assignment; Successors	67
10.12 No Recourse	67
10.13 Expenses	67
10.14 Further Assurances	67

Annex A	Conditions to the Offer

Exhibit A	Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 14, 2010, is by and among NTT DATA CORPORATION, a corporation organized under the Laws of Japan (“Parent”), MOBIUS SUBSIDIARY CORPORATION, a New Jersey corporation (“Purchaser”), and INTELLIGROUP, INC., a New Jersey corporation (the “Company”).
RECITALS
     WHEREAS, Purchaser is a direct wholly owned subsidiary of NTT Data International L.L.C. (“NDI”), which is a direct wholly owned subsidiary of Parent;
     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;
     WHEREAS, it is proposed that Purchaser make a cash tender offer (the “Offer”) to acquire all of the shares of common stock, par value $.01 per share, of the Company (“Company Common Stock”) (all such shares of Company Common Stock being hereinafter referred to as the “Shares”) that are issued and outstanding for $4.65 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the “Per Share Amount”), net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement and the Offer;
     WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved the making of the Offer by Purchaser and resolved to recommend that holders of Shares tender their respective Shares pursuant to the Offer;
     WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the “Merger”) of Purchaser with and into the Company in accordance with the NJBCA upon the terms and subject to the conditions set forth herein (the “Board Approvals”); and
     WHEREAS, following the Board Approvals and as a condition of and material inducement to Parent and Purchaser’s willingness to enter into and perform their respective obligations under this Agreement, Parent, Purchaser, SB Asia Infrastructure Fund L.P. and Venture Tech Assets Ltd. have entered into a Shareholders’ Agreement dated as of the date hereof concerning their respective Shares (the “Shareholders’ Agreement”).
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on the terms and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:
ARTICLE I
Definitions; Interpretation
     1.01 Definitions. This Agreement uses the following definitions:
     “2008 Consultant Option” has the meaning assigned in Section 3.10.
     “Acceptance Date” has the meaning assigned in Section 2.01(d).
     “Acquisition Proposal” means, other than the Transactions, any bona fide written proposal or offer with respect to: (a) any purchase of an equity interest (including by means of a tender or exchange offer) representing ten percent (10%) or more of the voting power in the Company or any of its Significant Subsidiaries; (b) a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Significant Subsidiaries; or (c) any purchase, lease or license of assets, businesses, securities or ownership interests (including the securities of any Significant Subsidiary of the Company) representing ten percent (10%) or more of the consolidated assets of the Company and its Subsidiaries.
     “Adverse Recommendation Change” has the meaning assigned in Section 6.08(e).
     “AFR” means the applicable federal rate published each month by the IRS in accordance with Section 1274(d) of the Code.
     “Agreement” has the meaning assigned in the Preamble.
     “Antitrust Division” has the meaning assigned in Section 6.03(b).
     “Antitrust Filings” has the meaning assigned in Section 6.03(b).
     “Balance Sheet” has the meaning assigned in Section 4.18(c).
     “Benefit Arrangement” means, with respect to the Company and its ERISA Affiliates, each of the following (a) that is sponsored, maintained or contributed to, or is required to be sponsored, maintained or contributed to, by the Company or any of its ERISA Affiliates for the benefit of any current or former Employee or Consultant of the Company or its Subsidiaries or (b) under which the Company or any of its Subsidiaries have any direct or indirect liability, whether contingent or otherwise: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each stock purchase, stock option, phantom stock or other equity-based grants or compensation, severance, employment, consulting, change-in-control, retention, fringe benefit, bonus, incentive, profit-sharing, savings, retirement, pension, deferred compensation, salary continuation, welfare, paid time off benefits, vacation, sick leave, disability, death benefit, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance and other fringe or employee benefit plans, agreements, programs, policies or other arrangements.
     “Board Approvals” has the meaning assigned in the Recitals.
     “Business” means the Company’s and its Subsidiaries’ business, as currently conducted, which consists of providing Business Services to third parties and vendors whose Software is customized, implemented, supported, maintained or upgraded.
     “Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.
     “Business Intellectual Property” means all Intellectual Property Rights related to, used in or necessary to the operation of the Business, whether owned by or licensed to the Company or its Subsidiaries, whether registered or unregistered, anywhere in the world.
     “Business Registered Intellectual Property” has the meaning assigned in Section 4.17(a).
     “Business Services” means the computer, technology and software consulting, customization, implementation, support and maintenance and upgrade services offered, marketed or provided by the Company and its Subsidiaries.
     “Certificate” means a certificate issued by the Company to a shareholder of the Company representing Shares held by such shareholder.
     “Certificate of Merger” has the meaning assigned in Section 3.03.
     “Closing” has the meaning assigned in Section 3.02.
     “Closing Date” has the meaning assigned in Section 3.02.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Company” has the meaning assigned in the Preamble.
     “Company Arrangements” has the meaning assigned in Section 4.14(k).
     “Company Board” has the meaning assigned in the Recitals.
     “Company Board Recommendation” has the meaning assigned in Section 4.03.
     “Company Common Stock” has the meaning assigned in the Recitals.

     “Company Compensation Committee” has the meaning assigned in Section 4.14(k).
     “Company Preferred Stock” means the preferred stock, par value $.01 per share, of the Company.
     “Company Regulatory Filings” has the meaning assigned in Section 4.07(a).
     “Company Shareholder Approval” has the meaning assigned in Section 4.03.
     “Company Stock Option” has the meaning assigned in Section 3.09(a).
     “Company Stock Plans” means the Company’s 2004 Equity Incentive Award Plan, 1996 Stock Plan and 1996 Non-Employee Director Stock Option Plan.
     “Confidentiality Agreement” means that certain Letter Agreement, dated as of December 24, 2009, by and between Parent and the Company.
     “Constituent Documents” means the charter or articles or certificate of incorporation and bylaws of a corporation, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust, similar organizational documents of such entities, or the comparable documents of other legal entities.
     “Consultant” means any non-entity consultant or independent contractor of the Company, its Subsidiaries or any ERISA Affiliate.
     “Continuing Directors” means any member of the Company Board, while such person is a member of the Company Board, who is not an affiliate, representative or designee of Parent or Purchaser and was a member of the Company Board prior to the date of this Agreement, and any successor of a Continuing Director while such successor is a member of the Company Board, who is not an affiliate, representative or designee of Parent or Purchaser and was recommended or elected to succeed such Continuing Director by a majority of Continuing Directors.
     “Continuing Employees” has the meaning assigned in Section 7.02(a).
     “Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display, modify, create derivative works of, and distribute copyrighted works and compilations and derivative works thereof and “moral rights” or equivalent rights throughout the world.
     “Covered Securityholders” has the meaning assigned in Section 4.14(k).
     “D&O Insurance” has the meaning assigned in Section 7.01(c).

     “Disbursing Agent” has the meaning assigned in Section 3.08(a).
     “Disclosure Schedule” has the meaning assigned in Section 10.07.
     “Effective Time” has the meaning assigned in Section 3.03.
     “Employee” means any current or former or retired employee of the Company, its Subsidiaries or any ERISA Affiliate.
     “Environmental Laws” means the Laws regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, in every case, as in effect on or prior to the date of this Agreement.
     “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning assigned in Section 4.14(d).
     “Exception Shares” means, collectively, shares of Company Common Stock owned or held by the Company, Parent, Purchaser and any of their respective Subsidiaries.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
     “Expenses” has the meaning assigned in Section 9.03(b).
     “FIRPTA Certificate” has the meaning assigned in Section 6.12.
     “FTC” has the meaning assigned in Section 6.03(b).
     “Fully Diluted Shares” means the total number of Shares outstanding and entitled to vote in a merger as of a particular date, assuming the conversion or exercise of all Company Stock Options and other securities convertible into or exercisable or exchangeable for Shares.
     “Funded International Plan” has the meaning assigned in Section 4.14(k).
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), or (d) multinational organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power of any nature (including persons acting as arbitrators).
     “Hazardous Materials” means any hazardous or toxic substances, materials, wastes, pollutants or contaminants, including those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under any Environmental Law.
     “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
     “HSR Filing” has the meaning assigned in Section 6.03(b).
     “Indemnified Parties” has the meaning assigned in Section 7.01(a).
     “Insurance Policy” has the meaning assigned in Section 4.19.
     “Intellectual Property Rights” means any and all of the following and all statutory or common law rights throughout the world in, arising out of, or associated therewith: (a) Patents, Trade Secrets, Copyrights, Mask Works, Trademarks and any and all other intellectual property, proprietary, industrial and technology rights or other rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, however designated, common law or statutory, whether arising by the operation of law, contract, license or otherwise; (b) all industrial designs and any registrations and applications therefor; (c) Software; (d) all databases and data collections (including knowledge databases and customer, vendor, and supplier lists and databases); (e) all rights, benefits, privileges, causes of action, and remedies relating to any of the foregoing, whether before or hereafter accrued, including the exclusive rights to apply for and maintain all applications, registrations, renewals, and extensions, to sue for all past, present, and future infringements, unauthorized uses or disclosures, or misappropriations of any rights relating thereto, and to settle and retain proceeds from any such actions, and all contractual and other entitlements to royalties and other payments for the use or practice thereof.
     “International Plan” means each Benefit Arrangement that has been adopted or maintained, or is required to be adopted or maintained, by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees, Consultants or directors who perform services outside the United States.
     “IRS” means the U.S. Internal Revenue Service.
     “Key Customers” has the meaning assigned in Section 4.11(a)(9).
     “Key Software Partners” means the entities set forth in Section 1.01(a) of the Disclosure Schedule.

     “Knowledge” means or has reference to, respectively, the actual knowledge of Vikram Gulati, Alok Bajpai, Pankit Desai, Kalyan Sundaram Mahalingam, Bhalchandra Bhosale, Alok Pant, Satish Subramaniam, Prakash Shah, Hiren Bhatt and Ramakrishna Karanam.
     “Law” means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, order, injunction, judgment, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
     “Leased Property” has the meaning assigned in Section 4.18(b).
     “Leases” has the meaning assigned in Section 4.18(b).
     “Lien” means any lien, claim, mortgage, encumbrance, pledge, security interest, option, right of first refusal, or other charge of any kind.
     “Mask Works” means all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.
     “Material Adverse Effect” means:
     (a) with respect to the Company, any circumstance, change, fact or effect that (1) is material and adverse to the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, excluding in each case the impact of (A) changes in Laws or accounting principles or the interpretation thereof, (B) changes or developments in general economic or political conditions, including acts of war (whether or not declared), sabotage, insurrection, terrorism and armed hostilities, (C) changes in any financial, banking, credit or securities markets (including any disruption thereof or any decline in the price of any security (including fluctuations, in and of themselves, in the price or trading volume of the Shares) or any market index), (D) general changes in industries in which the Company operates, (E) natural disasters, (F) any failure, in and of itself, by the Company to meet revenue, backlog or earnings projections, forecasts, estimates or expectations (whether internal or published by the Company or third parties); provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from this definition of Material Adverse Effect may be taken into account in determining whether there has been or will be a Material Adverse Effect with respect to the Company; (G) changes resulting from the announcement, pendency, or the public or industry knowledge of this Agreement and the Transactions, including changes concerning the Company or its Subsidiaries, or any employees, customers or suppliers of the Company or its Subsidiaries, and (H) any effect arising out of any action taken or omitted to be taken at the request of Parent or Purchaser or any change that the Company can demonstrate resulted from Parent unreasonably withholding, delaying or conditioning its consent under Section 6.01 to any action requiring Parent’s consent under Section 6.01 requested to be taken by the Company; provided, in the case of each of clauses (A) through (D) above, that the Company and its Subsidiaries, taken as a whole, are not materially disproportionately affected thereby relative to other companies in the same industry in which the Company and its Subsidiaries operate, or (2) any circumstance, change, fact or effect that materially impairs, or would reasonably be expected to materially impair, the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions by the Termination Date; and
     (b) with respect to Parent or Purchaser, any circumstance, change, fact or effect that materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Purchaser to perform their respective obligations under this Agreement or to consummate the Transactions by the Termination Date.
     “Material Contract” has the meaning assigned in Section 4.11(a).
     “Merger” has the meaning assigned in the Recitals.
     “Merger Consideration” has the meaning assigned in Section 3.07(a).
     “Minimum Condition” has the meaning assigned in Annex A.
     “NDI” has the meaning assigned in the Recitals.
     “NJBCA” means the New Jersey Business Corporation Act.
     “Offer” has the meaning assigned in the Recitals.
     “Offer Documents” has the meaning assigned in Section 2.01(f).
     “Offer to Purchase” has the meaning assigned in Section 2.01(f).
     “Open Source Software” means Software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) that require, as a condition of use, modification and/or distribution of such Open Source Software that other Software incorporated into, integrated with, derived from or distributed with such Open Source Software be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge. Open Source Software includes all open source, public source or freeware, or any modification or derivative thereof, including any versions thereof.
     “Parent” has the meaning assigned in the Preamble.
     “Parent Plans” has the meaning assigned in Section 7.02(a).

     “Party” means Parent, Purchaser or the Company, as the context requires.
     “Patents” means all U.S. and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, equivalent or similar rights anywhere in the world in inventions and discoveries, and all rights that claim priority therefrom, along with each foreign patent or patent application that shares common disclosure therewith, including invention disclosures related to the Business.
     “Permits” has the meaning assigned in Section 4.10(b).
     “Permitted Lien” means any Lien (a) disclosed in the consolidated financial statements of the Company and its Subsidiaries or the notes thereto or securing liabilities reflected on such financial statements or incurred in the ordinary course of business since the date of the consolidated financial statements of the Company and its Subsidiaries most recently filed with the SEC, (b) for Taxes not yet delinquent or that are being contested in good faith and reserved for in accordance with GAAP, (c) that is a carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s, landlord’s or other similar lien arising in the ordinary course of business or (d) that is de minimis in nature or amount.
     “Per Share Amount” has the meaning assigned in the Recitals.
     “Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization and is intended to be interpreted broadly.
     “Previously Disclosed” means information set forth (a) by the Company in the applicable paragraph of the Disclosure Schedule, or any other paragraph of the Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of the Disclosure Schedule is also applicable to the Section of this Agreement in question) or (b) in the Company Regulatory Filings (including any schedules and exhibits, but excluding forward-looking statements, risk factors and other similar cautionary statements, thereto) filed with the SEC since January 1, 2009 and prior to the date of this Agreement.
     “Proxy Statement” has the meaning assigned in Section 4.21(b).
     “Purchaser” has the meaning assigned in the Preamble.
     “Purchaser Common Stock” means the common stock, par value $.01 per share, of Purchaser.
     “Registered Intellectual Property” means all U.S., international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (c) Copyright registrations and applications to register Copyrights; (d) Mask Work registrations and applications to register Mask Works; and (e) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time.
     “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors, accountants, representatives and agents.
     “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.
     “Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.
     “Schedule 14D-9” has the meaning assigned in Section 2.02(b).
     “Schedule TO” has the meaning assigned in Section 2.01(f).
     “SEC” means the U.S. Securities and Exchange Commission.
     “Section 409A” has the meaning assigned in Section 4.14(i).
     “Securities Act” means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder.
     “Shareholder Protection Act” means Section 14A:10A of the NJBCA.
     “Shareholders’ Agreement” has the meaning assigned in the Recitals.
     “Shareholders’ Meeting” has the meaning assigned in Section 6.04(a).
     “Shares” has the meaning assigned in the Recitals.
     “Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software includes source code listings, standard cell libraries and related documentation and manuals.
     “Subsidiary” and “Significant Subsidiary” have the respective meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.
     “Superior Proposal” means an Acquisition Proposal (with all references to “ten percent (10%)” in the definition thereof deemed to be “a majority” for the purposes of this definition)

made by any Person on terms that the Company Board determines in good faith, after consultation with the Company’s outside financial and legal advisors, and considering such factors as appropriate (including the conditionality and the timing and likelihood of success of such Acquisition Proposal and other factors as set forth in the Company’s Certificate of Incorporation and the Laws of New Jersey), are more favorable to the Company and its shareholders than the Transactions (after taking into account any proposals made by Parent to amend the terms of this Agreement pursuant to Section 6.08(f)).
     “Surviving Corporation” has the meaning assigned in Section 3.01.
     “Takeover Laws” has the meaning assigned in Section 4.22.
     “Takeover Provisions” has the meaning assigned in Section 4.22.
     “Tax” and “Taxes” means all federal, state, local or foreign taxes, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, excise, estimated, severance, stamp, occupation, property, unemployment or other taxes, custom duties, fees, assessments or similar charges, together with any interest, penalties and additions to tax imposed by any taxing authority.
     “Tax Insurance Policies” means the Tax Insurance Policy issued to the Company by Columbia Casualty Company and the Excess Tax Insurance Policies issued to the Company by Certain Underwriters at Lloyd’s, London, Aspen Insurance UK Ltd., International Insurance Company of Hannover Limited, Steadfast Insurance Company, Beazley Furlong, Ltd and Allied World Assurance Company (Europe) Limited, each with a policy term beginning June 14, 2010 and included in Section 1.01(b) of the Disclosure Schedule.
     “Tax Returns” means a report, return or other information required to be filed with a taxing authority with respect to Taxes (including any amendments and schedules thereto).
     “Termination Date” has the meaning assigned in Section 9.01(f).
     “Termination Fee” has the meaning assigned in Section 9.03(a).
     “Top-Up Option” has the meaning assigned in Section 2.03(a).
     “Top-Up Option Note” has the meaning assigned in Section 2.03(b).
     “Top-Up Option Shares” has the meaning assigned in Section 2.03(a).
     “Top-Up Share Price” has the meaning assigned in Section 2.03(a).

     “Trademarks” means any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names, uniform resource locators, and web site addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.
     “Trade Secrets” means all trade secrets under applicable Law and other rights in know-how, technology and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide the Company and its Subsidiaries with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, design tools, libraries and compilers) and all claims and rights related thereto.
     “Transactions” has the meaning assigned in Section 4.03.
        1.02 Interpretation.
     (a) In this Agreement, except as expressly provided herein or as the context may otherwise require, references:
     (1) to the Preamble, Recitals, Sections, Annexes or Exhibits are to the Preamble to, a Recital or Section of, or Annex or Exhibit to, this Agreement, as applicable;
     (2) to this Agreement are to this Agreement and the Annexes, and Exhibits to it and the Disclosure Schedule taken as a whole;
     (3) to any agreement (including this Agreement), contract or Law are to the agreement, contract or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof);
     (4) to any section of any Law include any successor to that section;
     (5) to any Governmental Authority include any successor to that Governmental Authority;
     (6) to the date of this Agreement are to the date set forth in the Preamble; and
     (7) to “$” are to United States Dollars.
     (b) The table of contents and Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

     (c) The words “include,” “includes” or “including” as used in this Agreement are to be deemed followed by the words “without limitation.”
     (d) The words “herein,” “hereof,” “hereunder” and similar terms as used in this Agreement are to be deemed to refer to this Agreement as a whole and not to any specific Section.
     (e) The word “extent” in the phrase “to the extent” as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean “if.”
     (f) The word “or” as used in this Agreement will not be deemed to be exclusive.
     (g) This Agreement is the product of negotiation by the Parties, which have had the assistance of counsel and other advisors. The Parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to any other Party.
     (h) No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law.
     (i) Terms defined in this Agreement in the singular will be deemed to include the plural and vice versa.
     (j) Pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.
ARTICLE II
The Offer
     2.01 The Offer.
     (a) Provided that this Agreement shall not have been terminated in accordance with Section 9.01, Purchaser shall (and Parent shall cause Purchaser to) commence the Offer to purchase all of the Shares at the Per Share Amount as promptly as practicable after the date hereof but no later than six (6) Business Days after the date hereof. The obligation of Purchaser to accept for payment and pay for all Shares tendered pursuant to the Offer will be subject to the satisfaction of each of the conditions set forth in Annex A. Purchaser expressly reserves the right to waive any such condition, to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer, subject, in each case, to the provisions of Section 2.01(b). Notwithstanding the foregoing, Purchaser shall not be required to commence the Offer if, immediately prior to such commencement, anything shall have occurred that gives rise to a right of (1) Parent to terminate this Agreement or (2) Purchaser, pursuant to clause (a)(4) or (b) of Annex A hereto, to not accept for payment or pay for the Shares; provided, that for purposes of clause (2) above, references to any other date in clause (a)(4) and (b) of Annex A shall be deemed to be the date of the commencement of the Offer; and provided, further, that if Purchaser has not commenced the Offer in accordance with clause (1) or (2) above within forty-five (45) days of the date hereof, the Company shall have the right to terminate this Agreement pursuant to Section 9.01(e).
     (b) Purchaser shall not, without the prior written consent of the Company, (1) decrease the Per Share Amount or change the form of consideration payable in the Offer, (2) reduce the maximum number of Shares to be purchased in the Offer, (3) impose conditions to the Offer in addition to those set forth in Annex A, (4) modify, waive or change the Minimum Condition, (5) amend or modify any other term of the Offer in a manner adverse to the Company’s shareholders, or (6) extend the Offer in a manner other than in accordance with this Agreement.
     (c) Purchaser shall from time to time extend the Offer beyond the initial scheduled expiration date, which shall be twenty (20) Business Days following the commencement of the Offer, for five (5) Business Days in each instance (or for such different period to which the Company agrees in its reasonable discretion) if, at the scheduled expiration of the Offer (or any extension thereof), any of the conditions to Purchaser’s obligation to accept Shares for payment is not satisfied or waived. In addition, Purchaser shall extend the Offer for any period or periods required by applicable Law or applicable interpretations or positions of the SEC or its staff. Further, if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn, together with the Shares held by Parent and Purchaser, if any, is less than ninety percent (90%) of the Fully Diluted Shares, then upon the expiration date of the Offer (or any extension thereof), Purchaser may provide “subsequent offering periods,” as such term is defined in, and in accordance with, Rule 14d-11 under the Exchange Act, for an aggregate period not to exceed twenty (20) Business Days (for all such extensions) and, if such subsequent offering periods are provided, Purchaser shall (1) give the required notice of such subsequent offering period and (2) immediately accept and promptly pay for all Shares tendered as of such applicable expiration date.
     (d) Promptly upon the satisfaction or waiver (subject to Section 2.01(b)) by Purchaser of the conditions set forth in Annex A, Purchaser shall accept for payment and pay for all Shares as promptly as practicable after the expiration date of the Offer (or any extension thereof) (the date of acceptance for payment, the “Acceptance Date”). On or prior to the date that Purchaser becomes obligated to pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Purchaser the funds necessary to pay for all Shares that Purchaser becomes so obligated to pay pursuant to the Offer.

     (e) Purchaser shall pay the Per Share Amount (less any Taxes required by applicable Law to be withheld) net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act. If the payment is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it will be a condition of payment that the Certificate so surrendered be endorsed properly or otherwise be in proper form for transfer, and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Per Share Amount to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Purchaser that such Taxes either have been paid or are inapplicable.
     (f) As promptly as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO will contain or incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and other customary documents (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws to give effect to the Offer. Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC. In addition, Parent and Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

     (g) In the event this Agreement is terminated pursuant to Section 9.01 prior to the Acceptance Date, Parent and Purchaser shall promptly terminate the Offer without accepting any Shares previously tendered and Purchaser shall promptly return, and shall cause any depository acting on behalf of Purchaser to return, all tendered Shares to the registered holders thereof.
     2.02 Company Action.
     (a) The Company hereby consents to the Offer and the inclusion in the Offer Documents of the Company Board Recommendation.
     (b) On the date the Purchaser files the Schedule TO with the SEC or as promptly as reasonably practicable thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing the Company Board Recommendation and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act and any other applicable U.S. federal securities Laws with the Offer Documents. The Company, Parent and Purchaser will correct promptly any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading, and the Company will take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities Laws. The Company shall give Parent and its counsel a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC. In addition, the Company shall provide Parent and Purchaser and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent and Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and Purchaser and their counsel.
     (c) The Company shall cause its transfer agent to furnish Purchaser with mailing labels or electronic files containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including updated listings and computer files of the Company’s shareholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares, as Parent or Purchaser may reasonably request, all at Purchaser’s expense. The Company, Parent and Purchaser agree to disseminate the Offer Documents and the Schedule 14D-9 to the holders of Shares together in the same mailing or other form of distribution. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall treat the information contained in such labels, listings and files as “Evaluation Materials” pursuant to the Confidentiality Agreement.
     2.03 Top-Up Option.
     (a) Grant of Top-Up Option. The Company hereby grants to Purchaser an option (the “Top-Up Option”) to purchase, at a price per share equal to the Per Share Amount (the “Top-Up Share Price”), the lowest number (but not less than that number) of newly issued Shares (the “Top-Up Option Shares”) that, when added to the number of Shares owned, directly or indirectly, by Parent or Purchaser at the time of exercise of the Top-Up Option, constitutes one share greater than ninety percent (90%) of the Fully Diluted Shares immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised, in whole but not in part, at any one time on or after the Acceptance Date and prior to the earlier to occur of (1) the Effective Time and (2) the termination of this Agreement in accordance with Article IX; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no Law shall prohibit, or require any action, consent, approval, authorization or Permit of, or action by, filing with or notification to any Governmental Authority in connection with, the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued Shares not otherwise reserved for issuance for outstanding Company Stock Options or other obligations of the Company, and (C) Purchaser has accepted for payment and paid for all Shares validly tendered in the Offer and not validly withdrawn.
     (b) Exercise of Top-Up Option. Upon the exercise of the Top-Up Option in accordance with Section 2.03(a), Purchaser shall so notify the Company and shall set forth in such notice (1) the number of Shares expected to be owned, directly or indirectly, by Parent or Purchaser immediately preceding the purchase of the Top-Up Option Shares (2) a place and time for the closing of the purchase of the Top-Up Option Shares and (3) Purchaser’s agreement to (and Parent’s agreement to cause Purchaser to) consummate the Merger in accordance with the NJBCA as contemplated by this Agreement as promptly as practicable following issuance of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Purchaser of the number of Shares then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Purchaser shall pay the Company the aggregate purchase price required to be paid for the Top-Up Option Shares pursuant to this Section 2.03, and the Company shall cause to be issued to Purchaser a Certificate representing the Top-Up Option Shares, which may include any legends required by applicable securities Laws, or, if the Company does not then have certificated shares, the applicable number of uncertificated shares represented by book-entry. At its election, Purchaser may pay the aggregate purchase price payable for the Top-Up Option Shares either (A) in cash by wire transfer of immediately available funds to an account designated by the Company or (B) by executing and delivering to the Company a promissory note in form and substance reasonably satisfactory to the Company having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares and a per annum interest rate of one hundred thirty percent (130%) of the short-term AFR applicable to notes issued on the date that such promissory note is issued, which promissory note shall be payable in full with accrued interest on the third (3rd) anniversary of the date such promissory note is issued and shall be full recourse against NDI and Purchaser, but shall not be recourse to any extent to Parent (the “Top-Up Option Note”). The Parties shall cooperate to ensure that any issuance of Top-Up Option Shares is accomplished consistent with all applicable Laws.
     (c) Securities Law Compliance. Parent and Purchaser understand that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon any exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Purchaser agrees that any Top-Up Option Shares to be acquired upon exercise of the Top-Up Option will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. In the event that the Top-Up Option Note is executed and delivered, the Company understands that the Top-Up Option Note will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. The Company represents and warrants to Purchaser that the Company is, and will be upon the execution and delivery of the Top-Up Option Note, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). The Company agrees that the delivery of the Top-Up Option Note will be for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.
     (d) Adjustment upon Changes in Capitalization. In the event of any change in the number of shares of outstanding Company Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or the like or any other change in the corporate or capital structure of the Company that would have the effect of diluting Purchaser’s rights under the Top-Up Option, the number of Top-Up Option Shares and the Top-Up Share Price will be adjusted appropriately so as to restore to Purchaser its rights hereunder with respect to the Top-Up Option as the same exists as of the date of this Agreement.

ARTICLE III
The Merger
     3.01 The Merger. In accordance with the provisions of the NJBCA, Purchaser will merge with and into the Company at the Effective Time. At the Effective Time the separate corporate existence of Purchaser will terminate. The Company will be the surviving corporation (the “Surviving Corporation”) and will continue its corporate existence under the Laws of the State of New Jersey.
     3.02 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m. prevailing Eastern time, (a) on the second Business Day (unless the Parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions or (b) if the Merger is governed by Section 14A:10-5.1 of the NJBCA, as promptly as practicable, but no later than the second Business Day following the Acceptance Date or, in the event that the Top-Up Option is exercised, the second Business Day after the closing of the purchase of the Top-Up Option Shares (the day on which the Closing takes place being the “Closing Date”).
     3.03 Effective Time. As promptly as practicable after the consummation of the Offer and the satisfaction or waiver (if permitted) of the conditions of the Merger set forth in Article VIII, the Parties shall cause the Merger to be consummated by executing and delivering a certificate of merger (the “Certificate of Merger”) to the recording office of the Department of the Treasury of the State of New Jersey for filing in accordance with Section 14A:1-6 of the NJBCA. The Parties will make any and all other filings or recordings required under the NJBCA, and the Merger will become effective when the Certificate of Merger is filed in the office of the Secretary of State of the State of New Jersey, or at such later date or time as Parent and the Company mutually agree and specify in the Certificate of Merger in accordance with the NJBCA (the time the Merger becomes effective being referred to herein as the “Effective Time”).
     3.04 Effects of the Merger. The Merger will have the effects prescribed by the NJBCA and any other applicable Law.
     3.05 Certificate of Incorporation and Bylaws.
     (a) At the Effective Time, the certificate of incorporation of the Company will be the certificate of incorporation of the Surviving Corporation and will be amended so as to read in its entirety as set forth on Exhibit A until thereafter further amended in accordance with its terms and as provided by applicable Law (subject to the requirements of Section 7.01).

     (b) The bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to the requirements of Section 7.01).
     3.06 Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation as of the Effective Time.
     3.07 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder of the Company:
     (a) Each Share issued and outstanding immediately prior to the Effective Time, other than Exception Shares (which will be canceled and cease to exist with no payment being made with respect thereto), will be converted into and constitute the right to receive cash in an amount equal to the Per Share Amount, without interest (the “Merger Consideration”). At the Effective Time, all Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.07(a) will no longer be outstanding and will be canceled and will cease to exist, and each holder of a Certificate that immediately prior to the Effective Time represented such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in exchange therefor upon the surrender of such Certificate.
     (b) Each issued and outstanding share of Purchaser Common Stock will be converted into one fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.
     3.08 Exchange of Certificates; Payment of the Merger Consideration.
     (a) Appointment of Disbursing Agent. Prior to the Effective Time, Parent shall deposit with a disbursing agent appointed by Parent with the consent of the Company (which consent shall not be unreasonably withheld) (the “Disbursing Agent”) cash in an amount sufficient to allow the Disbursing Agent to make all payments that may be required pursuant to this Article III. Parent shall be obligated to, from time to time, deposit any additional funds necessary to make all payments that may be required by this Article III. Any such cash remaining in the possession of the Disbursing Agent twelve (12) months after the Effective Time (together with any earnings in respect thereof) will be delivered by the Disbursing Agent to Parent, and any holder of Certificates who has not theretofore exchanged such Certificates pursuant to this Article III will thereafter be entitled to look exclusively to Parent and/or the Surviving Corporation, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Disbursing Agent nor any Party will be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

     (b) Exchange Procedures. Promptly after the Effective Time, but in no event more than two (2) Business Days thereafter, Parent shall cause the Disbursing Agent to mail or deliver to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to Certificates will pass, only upon proper delivery of such Certificates to the Disbursing Agent) containing instructions for use in effecting the surrender of Certificates in exchange for the consideration to which such Person is entitled pursuant to this Article III. Upon surrender to the Disbursing Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate will promptly be provided in exchange therefor cash in the amount to which such holder is entitled pursuant to this Article III, and the Certificate so surrendered will forthwith be canceled. No interest will accrue or be paid with respect to any consideration to be delivered upon surrender of Certificates.
     (c) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment in a name other than that of the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting Person, or shall establish to the reasonable satisfaction of the Disbursing Agent that such Tax has been paid or is inapplicable.
     (d) Transfers. There will be no transfers registered at or after the Effective Time on the stock transfer books of the Surviving Corporation of Company Common Stock or Certificates that were outstanding immediately prior to the Effective Time.
     (e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Disbursing Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or the Disbursing Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of Company Common Stock formerly represented by such Certificate pursuant to this Article III.
     3.09 Stock Incentives.
     (a) Parent shall not assume or otherwise replace any options to purchase Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”) in connection with the Transactions. Upon the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company or the holders of Company Stock Options, each Company Stock Option outstanding as of immediately prior to the Effective Time will be canceled automatically at the Effective Time and will thereafter, in consideration for the cancellation, represent only the right to receive an amount of cash, if any, without interest, equal to the product of (1) the excess, if any, of (A) the Per Share Amount over (B) the exercise price per share of the Company Common Stock subject to such Company Stock Option (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Stock Option, and further understood and agreed that with respect to each Company Stock Option for which the exercise price exceeds the Per Share Amount, such Company Stock Option shall be cancelled and extinguished without consideration) and (2) the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time, regardless of the vested status of such Company Stock Option.
     (b) All amounts payable pursuant to this Section 3.09 will be subject to any required withholding of Taxes and shall be paid by Parent (or, at Parent’s direction, by the Company) at or as soon as practicable following the Effective Time, but in no event later than five (5) Business Days following the Effective Time, without interest. To the extent that amounts are deducted or withheld for Taxes, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
     (c) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall take all action necessary to effect the cancellation and, in consideration for the cancellation, cash-out of Company Stock Options upon the Effective Time, including taking such actions, at the reasonable request of Parent, which are necessary or appropriate to effectuate the transactions contemplated by this Section 3.09. Any notices, consents or other communications to holders of Company Stock Options will be subject to the review and approval of Parent, which shall not be unreasonably withheld or delayed.
     (d) Prior to the Effective Time, the Company Board or an appropriate committee of non-employee directors shall adopt a resolution consistent with the interpretative guidance of the SEC so that the disposition of Shares or Company Stock Options pursuant to this Agreement and the Merger by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act.
     3.10 2008 Consultant Option. If the 2008 consultant option to purchase Shares referred to in Section 3.10 of the Disclosure Schedule (the “2008 Consultant Option”) is outstanding immediately prior to the Effective Time, it shall be canceled automatically at the

Effective Time and shall thereafter represent only the right to receive an amount of cash, if any, equal to the product of (1) the excess, if any, of (A) the Per Share Amount over (B) the exercise price per share of such 2008 Consultant Option and (2) the number of shares of Company Common Stock subject to such 2008 Consultant Option immediately prior to its cancellation, regardless of the vested status of such 2008 Consultant Option.
ARTICLE IV
Representations and Warranties about the Company.
     Except as Previously Disclosed, the Company hereby represents and warrants to Parent and Purchaser as follows:
          4.01 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. The Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except for such failures to be so duly qualified and in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. The Company has made available to Parent, true and correct copies of its Constituent Documents, as amended and in effect on the date of this Agreement.
          4.02 Power. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The Company and each of its Subsidiaries have the corporate (or comparable) power and authority to carry on the Business and to own all its properties and assets.
          4.03 Authority. The Company has duly authorized, executed and delivered this Agreement. Subject to receipt of the affirmative vote of the holders of a majority of the outstanding Shares to approve the Merger to the extent required under the NJBCA (the “Company Shareholder Approval”), this Agreement and the Transactions have been duly authorized by all necessary corporate action of the Company. At a meeting duly called and held, the Company Board has (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (collectively, the “Transactions”) (such approval and adoption having been made in accordance with the NJBCA, including the Shareholder Protection Act), and (b) resolved to recommend that the Company’s shareholders accept the Offer and tender Shares pursuant to the Offer (the “Company Board Recommendation”). This Agreement is the Company’s valid and legally binding obligation, enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

     4.04 Consents and Regulatory Approvals; No Defaults.
     (a) No consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Offer or the Merger, except for (1) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by, applicable Governmental Authorities, including under the HSR Act, each as set forth in Section4.04 of the Disclosure Schedule, (2) filings as may be required by the Securities Act or the Exchange Act, (3) filing of the Certificate of Merger as required by the NJBCA, and receipt of the Company Shareholder Approval if required, (4) such other consents, approvals, filings or registrations that, if not obtained, made or given, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company, and (5) any consents or approvals that may be required by any Material Contract that may be terminated by a Person other than the Company or any of its Subsidiaries on notice of ninety (90) days or less.
     (b) Subject to receipt of the consents and approvals referred to in Section 4.04(a), the expiration of related waiting periods, and the making of required filings with applicable Governmental Authorities referred to in Section 4.04(a), the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (1) constitute a breach or violation of, or a default under, or give rise to any Lien (other than Permitted Liens) or any acceleration of remedies or right of termination under, any applicable Law or Permit, (2) constitute a breach or violation of, or a default under, or give rise to any Lien under, any Material Contract (other than those Material Contracts that may be terminated by a Person other than the Company or any of its Subsidiaries on notice of ninety (90) days or less), indenture or instrument of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries or properties is subject or bound, or (3) constitute a breach or violation of, or a default under, the Company’s Constituent Documents, except, in the case of clause (2), for such breaches, violations, or defaults as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.
     4.05 Company Stock.
     (a) The authorized capital stock of the Company consists of 5,000,000 shares of Company Preferred Stock and 65,000,000 shares of Company Common Stock. As of the close of business on June 3, 2010, (1) no shares of Company Preferred Stock were issued and outstanding, (2) 41,252,888 shares of Company Common Stock were issued and outstanding, (3) 2,536,669 shares of Company Common Stock were issuable upon exercise of Company Stock Options under the Company Stock Plans, (4) 20,000 shares of Company Common Stock were issuable upon exercise of the 2008 Consultant

Options and (5) no shares of Company Common Stock were issuable upon exercise of any other Rights other than those under the Company Stock Plans and the 2008 Consultant Options.
     (b) The outstanding Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for shares issuable pursuant to the Company Stock Plans and the 2008 Consultant Options, there are no shares of Company Common Stock or Company Preferred Stock reserved for issuance, the Company does not have any Rights outstanding with respect to Company Common Stock or Company Preferred Stock and the Company does not have any commitment to authorize, issue or sell any Company Common Stock, Company Preferred Stock or Rights, except pursuant to this Agreement, outstanding Company Stock Options, the Company Stock Plans and the 2008 Consultant Options. The Company has no commitment to redeem, repurchase or otherwise acquire any shares of Company Common Stock. There are no shareholder agreements, voting trusts or other arrangements or understandings to which the Company is a party with respect to the voting of stock or other equity interests of the Company. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. True and complete copies of the forms of all agreements relating to Company Stock Options issued under the Company Stock Plans have been made available to Parent, such forms of agreements are not materially different from the agreements evidencing such Company Stock Options (other than with respect to the name of the holder, the per share exercise price, the number of shares subject to such Company Stock Options and the applicable vesting schedule), and such agreements and instruments have not been amended, modified or supplemented, and the Company has no obligations under any contract or agreement to amend, modify or supplement such agreements in any case from the forms made available to Parent (or the actual agreements evidencing such Company Stock Options).
     4.06 Company Subsidiaries.
     (a) (1) The Company owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, other than Liens created pursuant to applicable securities Laws; (2) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company or its wholly owned Subsidiaries) by reason of any Right or otherwise; (3) there are no contracts, commitments, understandings or arrangements by which any of the Company’s Subsidiaries is bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to the Company or its wholly owned Subsidiaries); (4) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of the equity securities of any of its Subsidiaries;

and (5) all the equity securities of each Subsidiary held by the Company or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.
     (b) Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing (to the extent such concept is applicable to such entity) under the applicable Laws of the jurisdiction of its organization and is duly qualified to do business and is in good standing (to the extent such concept is applicable to such entity) in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except for such failures to be so duly qualified and in good standing (to the extent such concept is applicable to such entity) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. The Company has made available to Parent true and correct copies of the Constituent Documents of each Subsidiary of the Company, as amended and in effect on the date of this Agreement.
     4.07 Company Regulatory Filings; Ordinary Course.
     (a) Since January 1, 2007, the Company has filed with the SEC all forms, statements, reports and documents required to be filed by it under the Exchange Act and the Securities Act. The Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007, and all other reports, registration statements, definitive proxy statements or information statements, each as amended, filed by it or any of its Significant Subsidiaries subsequent to January 1, 2007 under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, the “Company Regulatory Filings”), in the form filed with the SEC as of the date filed, (1) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (2) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets and related consolidated statements of operations and comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows contained in or incorporated by reference into any such Company Regulatory Filing (including the related notes and schedules) fairly presented in all material respects the financial position, results of operations and comprehensive income and cash flows of the Company and its Subsidiaries on a consolidated basis as of the date of such statement in accordance in all material respects with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by SEC Form 10-Q promulgated under the Exchange Act in the case of unaudited statements.

     (b) Since December 31, 2009, the Company and its Subsidiaries have conducted the Business in all material respects in the ordinary and usual course consistent with past practice (excluding conduct in connection with and the incurrence of expenses related to this Agreement and the Transactions and the general process of soliciting and evaluating proposals to acquire the Company) and there have not been any events, changes or occurrences that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.
     4.08 Sarbanes-Oxley Act. (a) The management of the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to reasonably ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by other employees within the Company; (b) the Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Company Board (or persons performing the equivalent functions) (1) all significant deficiencies and material weaknesses within their knowledge in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; (c) the certifications provided pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act with each Company Regulatory Filing, as applicable, at the time of filing or submission of such certification, were accurate; and (d) as of the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of its internal control over financial reporting except as disclosed in the Company Regulatory Filings filed prior to the date hereof.
     4.09 Litigation. As of the date of this Agreement, there is no suit, action, investigation or proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against the Company or any of its Subsidiaries, in each case that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.
     4.10 Compliance with Laws. Except as set forth in the Company’s annual reports filed on Form 10-K with the SEC since June 15, 2005, the Company and each of its Subsidiaries:
     (a) conduct, and since June 15, 2005 have conducted, the Business in compliance with all material Laws applicable thereto in all material respects;

     (b) have, and have had since June 15, 2005, all permits, licenses, authorizations, orders and approvals of all Governmental Authorities (collectively, “Permits”), and have made all filings, applications and registrations with all Governmental Authorities that are required in order to permit them to own or lease their properties and assets and to conduct the Business as presently conducted, except for where the failure to hold the same has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; all such Permits are in full force and effect as of the date of this Agreement, except for where the failure to hold the same has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company; and, to the Company’s Knowledge, no suspension or cancellation of any material Permit is threatened as of the date of this Agreement;
     (c) have not received, since June 15, 2005, written notification from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any applicable Law or (B) threatening to revoke any material Permit; and
     (d) have not, since June 15, 2005, (1) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (2) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended. To the Knowledge of the Company, since June 15, 2005, no Employee, Consultant or director acting on behalf of the Company or any of its Subsidiaries has committed any of the actions set forth in clauses (1) and (2) above.
     4.11 Material Contracts; Defaults.
     (a) Section 4.11(a) of the Disclosure Schedule lists, as of the date of this Agreement, the following respective types of contracts and agreements to which the Company or any of its Subsidiaries is a party (such contracts, agreements and arrangements as are required to be listed in Section 4.11(a), Section 4.14(a) and Section 4.17(b) of the Disclosure Schedule being the “Material Contracts”):
     (1) each contract or agreement which is, or would be required to be, filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or which is, or would be required to be, disclosed by the Company on a Current Report on Form 8-K since December 31, 2009;
     (2) each contract and agreement which (A) would reasonably be expected to involve consideration of more than $1,000,000, in the aggregate, during the calendar year ending December 31, 2010, or (B) would reasonably be expected to involve consideration of more than $5,000,000, in the aggregate, over the remaining term of such contract;
     (3) all employment agreements (A) with persons who report directly to the Company’s chief executive officer, (B) with persons who report directly to the persons described in clause (A) above or (C) pursuant to which any Employee would be expected to receive from the Company or any of its Subsidiaries, for the fiscal year ended December 31, 2010, annual compensation (including base salary, commissions and annual or periodic bonuses) in excess of $200,000;
     (4) all material contracts and agreements with any Governmental Authority, excluding consulting agreements that do not impose licensing or certification obligations on the Company that are materially different from such obligations of the Company under contracts or agreements with Persons that are not Governmental Authorities;
     (5) all license agreements pursuant to which the Company or any of its Subsidiaries is a named party and licenses in Intellectual Property Rights, other than license agreements for commercially available software or information technology services on customary or standard terms;
     (6) all contracts and agreements that grant a right of first refusal or first offer or similar right or which limit, or purport to limit, the ability of the Company or any Company Subsidiary or, upon the consummation of the Offer or any other Transaction, Parent or any of its subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time;
     (7) any contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $100,000 (excluding the disposition of obsolete assets in the ordinary course and the acquisition of assets necessary to conduct the Business in the ordinary course), other than in the ordinary course of business since January 1, 2007, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any interest in any other Person or other business enterprise;
     (8) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than (A) accounts receivable and payable, and (B) loans to or guarantees for direct or indirect wholly-owned Company Subsidiaries, in each case in the ordinary course of business consistent with past practice;
     (9) any contract (excluding purchase orders, statements of work and confidentiality agreements given or received in the ordinary course of business)

with the top twenty (20) customers (based on fiscal year revenue for the fiscal year ended December 31, 2009) of the Company and its Subsidiaries (on a consolidated basis) (the “Key Customers”) or with the Key Software Partners; and
     (10) all other contracts and agreements, whether or not made in the ordinary course of business, the absence of which would have a Material Adverse Effect with respect to the Company.
     (b) (i) There is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Material Contracts, except such breaches, violations and defaults as have been waived and (ii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien (other than a Permitted Lien), prepayment or acceleration under any of the Material Contracts, which breach, violation or default referred to in clauses (i) or (ii), has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. Neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract. Neither the Company nor any of its Subsidiaries has made or entered into any agreement, written or oral, to assign or transfer any of its rights or obligations under any Material Contracts. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.
     4.12 Customers and Software Partners. Section 4.12 of the Disclosure Schedule sets forth the Key Customers. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice that (a) any Key Customer or Key Software Partner may cease dealing with the Company or any of its Subsidiaries or (b) a Key Customer may otherwise materially reduce the volume of business transacted by such Key Customer with the Company or any of its Subsidiaries, in each case, other than pursuant to the expiration of the applicable contract with such Key Customer or Key Software Partners and except, in the case of clause (a) with respect to any Key Customer, for any such notice or notices of an action that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company.
     4.13 Taxes. (a) All material Tax Returns that are required to be filed by or with respect to the Company and its Subsidiaries have been duly and timely filed (taking into account any extensions of time within which to file); (b) all material Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid in full; (c) all material Taxes that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any Employee, creditor or third party have been withheld and timely paid over to the proper Governmental Authority, to the extent due and payable; (d) no extensions or waivers of statutes of limitation have been granted or requested with respect to any of the Company’s

U.S. federal income Taxes or those of its Subsidiaries; (e) no deficiency with respect to Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that has not previously been paid; (f) the U.S. federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 1999, and all assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid; (g) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code within the two-year period ending on the Closing Date; (h) no audits or proceedings are pending with any Governmental Authority with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries and no written notice thereof has been received; (i) the Company has made available to Parent true and complete copies of (1) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (2) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries; and (h) neither the Company nor any of its Subsidiaries has engaged in a transaction that would be reportable by or with respect to the Company or any of its Subsidiaries pursuant to Sections 6011, 6111 or 6112 of the Code. Except for Permitted Liens, to the Company’s Knowledge, no Liens for material Taxes exist with respect to any of its assets or properties or those of its Subsidiaries.
     4.14 Benefit Arrangements.
     (a) True and complete copies of the following have been made available to Parent: (1) all material Benefit Arrangements, including any trust instruments, insurance contracts, investment management agreements, administrative services contracts or similar agreements forming a part of any material Benefit Arrangements, and all amendments thereto (and, other than any Benefit Arrangements required by applicable Law, each such material Benefit Arrangement is listed in Section 4.14(a) of the Disclosure Schedule); (2) all communications material to any Employee, Consultant or director relating to any material Benefit Arrangement and any proposed material Benefit Arrangement, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (3) all correspondence to or from any Governmental Authority since December 31, 2003 relating to any material Benefit Arrangement; (4) the most recent determination letter, if any, from the IRS for any Benefit Arrangement that is intended to qualify under Section 401(a) of the Code; and (5) with respect to each International Plan, to the extent applicable, (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter reference under clause (4) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment. For purposes of this Agreement, any Benefit

Arrangement shall be deemed material if it (1) is an “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) is an employment agreement that is not terminable at will, without severance benefits, notice or similar costs, liabilities or notice rights, (3) provides for severance, retention, change of control benefits, deferred compensation, retirement or pension benefits or (4) provides for stock purchase, stock option, phantom stock or other equity-based grants or compensation.
     (b) Except as set forth on Section 4.14(b) of the Disclosure Schedule, neither the Company nor any ERISA Affiliate has any plan or commitment to adopt, establish or enter into any new Benefit Arrangement or to modify any material Benefit Arrangement (except to the extent required by Law or to conform any such Benefit Arrangement to the requirements of any applicable Law).
     (c) Except as described in Section 4.14(c) of the Disclosure Schedule, all of the material Benefit Arrangements are and have been maintained, funded and administered in all material respects in accordance with their respective governing instruments and all applicable Laws, including, where applicable, ERISA and the Code. Each of the Benefit Arrangements that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or is subject to an opinion letter from the IRS, and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to materially and adversely affect such determination or opinion. All payments by the Company or any ERISA Affiliate thereof required by any material Benefit Arrangement, by any collective bargaining agreement or by applicable Law (including all employee and employer contributions, insurance premiums, or intercompany charges) have been timely made or properly accrued on the consolidated financial statements of the Company and its Subsidiaries or the notes thereto in accordance with GAAP.
     (d) Neither the Company nor any entity that is considered an employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has previously or currently maintains, contributes to or participates in, nor does the Company or any ERISA Affiliate have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 210(a) of ERISA, a pension plan subject to Title IV of ERISA, Section 412 of the Code, a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a “funded welfare plan” within the meaning of Section 419 of the Code, in each case, at any time within the last six (6) years.
     (e) Except as provided in Section 3.09, neither the Company’s execution and delivery of this Agreement, the consummation of the Transactions nor the Company Shareholder Approval (if required) will, either alone or in conjunction with another event (such as termination of employment), (A) entitle any of its Employees or any Employees of its Subsidiaries to severance pay or any increase in severance pay or (B) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Arrangements.
     (f) There is no pending or, to the Company’s Knowledge, threatened assessment, complaint, proceeding or investigation with respect to any material Benefit Arrangement (other than routine claims for benefits) or any Person who is a fiduciary thereto.
     (g) Each material Benefit Arrangement can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company or its ERISA Affiliates (except for benefits protected under Section 411(d) of the Code or Section 204(g) of ERISA and other than ordinary administration expenses typically incurred in a termination event).
     (h) Except for obligations and liabilities that would not, individually or in the aggregate, result in a material liability to the Company, neither the Company nor any ERISA Affiliate has ever sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other liability under or with respect to any Benefit Arrangement which provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by the U.S. Consolidated Omnibus Budget Reconciliation Act or similar provisions of applicable Law, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee or director (either individually or to Employees and directors as a group) or any other person that such Employee or director or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by Law.
     (i) Section 4.14(i) of the Disclosure Schedule lists each Benefit Arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code and the guidance and regulations thereunder, including the final Treasury Regulations issued thereunder (“Section 409A”). Except as set forth on Section 4.14(i) of the Disclosure Schedule and except as would not, individually or in the aggregate, result in a material liability to the Company, each such nonqualified deferred compensation plan has at all times been in documentary and operational compliance with Section 409A of the Code. Except as would not, individually or in the aggregate, result in a material liability to the Company, no nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of applicable guidance under Section 409A) at any time after October 3, 2004. No stock option or other right to acquire Company Common Stock or other equity of the Company (1) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (2) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights or (3) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A). There is no contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee, Consultant or director, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to any Employee, Consultant or director for Tax-related payments under Section 409A, or, in respect of Employees, Consultants or directors who perform services outside the U.S., any similar requirement.
     (j) Except as set forth on Section 4.14(j) of the Disclosure Schedule and excluding the effect of any actions taken by or at the direction or request of Parent or Purchaser, neither the Company nor any of its Subsidiaries has become obligated to make, or will as a result of any event connected directly or indirectly with the Transactions become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof), or, in respect of Employees, Consultants or directors who perform services outside the U.S., any similar payment. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries are bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code, or, in respect of Employees, Consultants or directors who perform services outside the U.S., any similar Taxes. Except as set forth on Section 4.14(j) of the Disclosure Schedule, there is no agreement, plan, arrangement or other contract to which the Company or any of its Subsidiaries is a party that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code, or, in respect of Employees, Consultants or directors who perform services outside the U.S., pursuant to similar applicable Law.
     (k) In addition to the foregoing, with respect to each International Plan: (1) all employer and employee contributions to each International Plan required by Law or by the terms of such International Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued; (2) the fair market value of the assets of each funded International Plan, the liability of each insurer for any International Plan funded through insurance or the book reserve established for any International Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis accrued to the date of this Agreement with respect to all current and former participants under such International Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such International Plan, and no transaction shall cause such assets or insurance obligations to be less than such benefit obligations; (3)

each International Plan required to be registered has been registered and has been maintained in good standing with, and is approved by, applicable Governmental Authorities to the extent such approval is available; and (4) to the extent applicable, each International Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (A) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Plan and (B) in the case of any International Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Plan”), the assets held for the purposes of the Funded International Plans, to enjoy the most favorable taxation status possible and to the Knowledge of the Company the Company is not aware of any ground on which such approval may cease to apply.
     (l) The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company and its Subsidiaries or pursuant to other arrangements with the Company and its Subsidiaries, including the Benefit Arrangements, to holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”) (with all such plans and arrangements being collectively referred to as the “Company Arrangements”). All such amounts payable under the Company Arrangements (1) have been or are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by the Covered Securityholders (and matters incidental thereto) and (2) were not, and are not, calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.
     4.15 Labor Matters. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, to the Company’s Knowledge, is the Company or any of its Subsidiaries as of the date of this Agreement the subject of a proceeding before any Governmental Authority asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act, or, in respect of Employees who perform services outside the U.S., any similar Law) or seeking to compel the Company or such Subsidiary to bargain with any labor organization as to wages and conditions of employment. As of the date of this Agreement, (a) there is no strike or other labor dispute involving the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened and (b) to the Company’s Knowledge, none of the Company’s or any of its Subsidiaries’ Employees is seeking to certify a collective bargaining unit or engaging in any other similar labor organization activity.
     4.16 Environmental Matters. There are no material proceedings, claims, actions or investigations pending or, to the Company’s Knowledge, threatened before any Governmental Authority arising under any Environmental Law against the Company or any of its Subsidiaries. (a) Since January 1, 2007, the Company and its Subsidiaries have conducted their operations in material compliance with their material environmental Permits and the limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of applicable material Environmental Laws in all material respects and (b) there have been no material releases of Hazardous Materials by the Company or its Subsidiaries at any property the Company or its Subsidiaries owns or operates as of the date of this Agreement that currently requires material remediation under Environmental Laws. The Company and its Subsidiaries currently hold all material Permits required under Environmental Laws for the operations of the Business, and, as of the date of this Agreement, such material Permits are in full force and effect.
     4.17 Intellectual Property Matters.
     (a) Section 4.17(a) of the Disclosure Schedule lists all proprietary software tools utilized by the Company and its Subsidiaries which are material to the operation of the Business or performance of the Business Services, specifying in each case whether such tools are (1) owned exclusively by the Company or its Subsidiaries, or (2) licensed to the Company or its Subsidiaries. Section 4.17(a) of the Disclosure Schedule also specifies all Registered Intellectual Property which is included within the Business Intellectual Property and owned by, filed in the name of or applied for by the Company or its Subsidiaries (the “Business Registered Intellectual Property”).
     (b) Section 4.17(b) of the Disclosure Schedule contains a true and complete list of all material written licenses to which either the Company or one of its Subsidiaries is a party with respect to any of the Business Intellectual Property (true and complete copies of which, or, if none exist, written descriptions specifically identifying each such encumbered Business Intellectual Property item and the nature and scope of the rights encumbering such Business Intellectual Property item, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Parent). Neither the Company nor any of its Subsidiaries has transferred ownership of, granted any exclusive or non-exclusive licenses of or right to use, granted any right to be later granted a license or right to use, or authorized the joint ownership of, any Business Intellectual Property to any Person except pursuant to the licenses identified in Section 4.17(b) of the Disclosure Schedule.
     (c) The Company and its Subsidiaries own or have the right to use all Business Intellectual Property in compliance with all applicable Laws.
     (d) To the Company’s Knowledge, no Person is violating, infringing or misappropriating any Business Intellectual Property.
     (e) The operation of the Business as it is currently operated and through the Closing (including the performance of the Business Services and the delivery of the deliverables and other materials provided by the Company and its Subsidiaries in connection with the performance of the Business Services), does not and will not, and will not when operated in substantially the same manner immediately following the Closing, infringe, violate or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), defame or libel any Person or constitute unfair competition or trade practices under the applicable Laws of any jurisdiction, or require the Company or its Subsidiaries to grant any licenses to any third parties. Neither the Company nor any of its Subsidiaries has received notice from any Person claiming that the operation of the Business or the performance of any Business Service (1) violates or misappropriates any Intellectual Property Rights of any Person (including any right of privacy or publicity), (2) defames or libels any Person, (3) constitutes unfair competition or trade practices under the applicable Laws of any jurisdiction, or (4) requires the Company or its Subsidiaries to grant any licenses to any third parties (nor does the Company have Knowledge of any basis for any of the foregoing).
     (f) Each item of Business Intellectual Property owned by the Company (1) is valid, subsisting and in full force and effect, (2) has not been abandoned or passed into the public domain and (3) is free and clear of any Liens (except for the licenses identified in Section 4.17(b) of the Disclosure Schedule). The Company has no Knowledge of any facts, circumstances or information that (A) would render any Business Intellectual Property invalid or unenforceable, (B) would adversely affect any pending application for any Business Registered Intellectual Property, or (C) would adversely affect or impede the ability of the Company or its Subsidiaries to use any Business Intellectual Property in the operation of the Business as it is currently operated and through the Closing (including the performance of the Business Services and the delivery of the deliverables and the other materials provided by the Company and its Subsidiaries in connection with the performance of the Business Services).
     (g) Each item of Business Intellectual Property is: (1) exclusively owned by the Company and its Subsidiaries and was developed and created solely by employees of the Company and its Subsidiaries acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights therein, including Intellectual Property Rights, to the Company and its Subsidiaries, such that ownership of, and all Intellectual Property Rights in and to, the item of Business Intellectual Property have vested in the Company and its Subsidiaries and no other Person owns or has any rights to any such Business Intellectual Property; (2) exclusively owned by the Company and its Subsidiaries and was acquired from a third party who executed a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Business Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company or its Subsidiaries; or (3) duly and validly licensed to the Company or its Subsidiaries for use in the manner currently used by the Company and its Subsidiaries in the operation of the Business and, as it is currently contemplated to be used by the Company and its Subsidiaries in the operation of the Business following the Closing.

     (h) All personnel, including Employees, Consultants and agents, who have contributed to or participated in the conception and development of the Business Intellectual Property owned by the Company or its Subsidiaries have executed nondisclosure agreements in the form previously provided to Parent and either (1) have been a party to an enforceable “work-for-hire” arrangement or agreement with the Company or its Subsidiaries in accordance with any applicable Laws that has accorded the Company or its Subsidiaries full, effective, exclusive, and original ownership of all tangible and intangible property conceived or developed by such personnel, or (2) have executed appropriate instruments of assignment, copies of which have been provided to Parent, in favor of the Company or its Subsidiaries as assignee that have assigned to the Company or its Subsidiaries exclusive ownership of all tangible and intangible property conceived or developed by such personnel.
     (i) Each of the Company and its Subsidiaries has taken all reasonably necessary action to maintain and protect (1) the Business Intellectual Property owned by the Company, (2) the secrecy, confidentiality and value of the Trade Secrets owned by the Company which are a part of the Business Intellectual Property, and (3) the Trade Secrets and confidential information provided by any Person to the Company or its Subsidiaries, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of the Company or its Subsidiaries to execute appropriate confidentiality and assignment agreements, copies of which have been provided to Parent.
     (j) Section 4.17(j) of the Disclosure Schedule (1) lists any and all Open Source Software that was or is used in connection with the Business and describes the manner in which such Open Source Software was modified or distributed by the Company or its Subsidiaries, if at all, (2) lists any Business Intellectual Property which includes, incorporates or integrates any Open Source Software and describes the manner in which such Open Source Software is so included, incorporated or integrated, and (3) attaches a copy of the terms or licenses governing the use and distribution of all such Open Source Software. Except as described in Section 4.17(j) of the Disclosure Schedule, the Company and its Subsidiaries have not used, included, incorporated or integrated any Open Source Software in connection with the Business.
     4.18 Real and Personal Property.
     (a) The Company does not own any real property.
     (b) Section 4.18(b) of the Disclosure Schedule contains a true and complete list of all material real property leases to which the Company or any of its Subsidiaries is a party (together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Leases,” and the space and real property subject to the Leases, the “Leased Property”), and the Company has made available to Parent a true and complete copy of each such Lease. The Company or one of its Subsidiaries has good and valid title to the leasehold estate in all Leased Property, free and clear of all Liens (except for Permitted Liens). Each Lease is valid, binding and enforceable upon the Company or the Subsidiary that is a party thereto, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). There is neither any existing material default or material violation by the Company or any of its Subsidiaries under any Lease nor, to the Company’s Knowledge, any existing material default or material violation by any counterparty to any Lease. Neither the Company nor any of its Subsidiaries has received any written notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any of its Subsidiaries under any Lease.
     (c) The Company or one of its Subsidiaries has good and valid title to, or a valid leasehold estate in, all material personal property and assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2009 contained in the Company Regulatory Filings (the “Balance Sheet”), except for properties or assets subsequently sold, and leases subsequently terminated, in the ordinary course of business or otherwise as contemplated by this Agreement.
     4.19 Insurance. Complete and accurate copies of all insurance policies maintained by the Company or any Subsidiary of the Company or which pertain to the Company’s or any of its Subsidiaries’ assets, Employees, Consultants or directors or operations, including the Tax Insurance Policy (collectively, the “Insurance Policies”), have previously been made available to Parent. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which (with or without lapse of time or notice or both) would constitute a material breach or default, or permit termination or modification of any such Insurance Policy. As of the date of this Agreement, all premiums due under the Insurance Policies have been paid, and the Company and its Subsidiaries are in compliance in all material respects with the terms of such Insurance Policies.
     4.20 Data Protection. The Company and each of its Subsidiaries have taken commercially reasonable measures to protect personally-identifiable information against unauthorized access, disclosure, use, modification or other misuse or misappropriation. To the Knowledge of the Company, since June 15, 2005, there have been no unauthorized or accidental accesses, acquisitions, disclosures, intrusions or breaches of security of personally-identifiable information maintained by or on behalf of the Company or any Subsidiary, nor any complaints, notices to, or claims asserted by any Person (including any Governmental Authority) regarding the collection, use, transmission, disclosure or sharing of personally-identifiable information by the Company or any of its Subsidiaries.

     4.21 Offer Documents; Schedule 14D-9; Proxy Statement. Subject to the accuracy of the representations and warranties of Parent and Purchaser contained in Section 5.07:
     (a) Neither the Schedule 14D-9 nor any of the information supplied by or on behalf of the Company for inclusion in the Offer Documents will, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (b) In the event a Shareholders’ Meeting is held, neither the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting nor the information statement to be sent to such shareholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), will, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting that shall have become false or misleading.
     (c) Notwithstanding the foregoing provisions of this Section 4.21, the Company makes no representation or warranty with respect to any information supplied by Parent, Purchaser or any of Parent’s or Purchaser’s respective Representatives for inclusion in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, if applicable.
     (d) The Schedule 14D-9 and the Proxy Statement, if applicable, will comply in all material respects as to form with the applicable requirements of the Exchange Act.
     4.22 Takeover Laws and Provisions Applicable to the Company. The Company has taken all action required to be taken by it in order to: (1) exempt this Agreement, the Shareholders’ Agreement and the Transactions from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Laws of New Jersey, including the Shareholder Protection Act (collectively, “Takeover Laws”). The Company’s Constituent Documents do not contain any provision concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

     4.23 Financial Advisors. Neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder or incurred any liability for any investment banking, brokerage or finder’s fees or commissions in connection with the Transactions, except that, in connection with the Transactions, the Company has retained Credit Suisse Securities (USA) LLC, as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date of this Agreement.
     4.24 Opinion of Financial Advisor. Prior to the execution and delivery of this Agreement, the Company has received an opinion of Credit Suisse Securities (USA) LLC, to the effect that as of the date of this Agreement and based upon and subject to the matters set forth therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair from a financial point of view to such holders.
     4.25 Full Access; No Additional Representations. The Company and its Representatives have given Parent and Purchaser access to such books and records, facilities, equipment, contracts, Employees, Consultants, directors and other assets of the Company and its Subsidiaries that Parent and Purchaser and their Representatives have desired or requested to review, and that the Company has given Parent and Purchaser and their Representatives opportunity to meet with the management of the Company to discuss the Business and assets of the Company and its Subsidiaries. Except for the representations and warranties of the Company expressly set forth in this Article IV (as modified by the Disclosure Schedule), neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company with respect to the Company, any of its Subsidiaries, the Business or the Transactions.
ARTICLE V
Representations and Warranties about Parent and Purchaser.
     Parent and Purchaser hereby jointly and severally represent and warrant to the Company as follows:
     5.01 Organization and Standing. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Purchaser is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified, except for such failures to be so duly qualified and in good standing that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent or Purchaser.
     5.02 Power. Each of Parent and Purchaser has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. Each of Parent and Purchaser has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets.

     5.03 Authority. Each of Parent and Purchaser has duly authorized, executed and delivered this Agreement. This Agreement and the Transactions have been duly authorized by all necessary corporate action of each of Parent and Purchaser. This Agreement is each of Parent’s and Purchaser’s valid and legally binding obligation, enforceable against each of them in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     5.04 Consents and Regulatory Approvals; No Defaults.
     (a) No consents or approvals of, or filings or registrations with, any Governmental Authority or any third party are required to be made or obtained by Parent or Purchaser in connection with the execution, delivery or performance by it of this Agreement or to consummate the Offer or the Merger, except for (1) filings of applications and notices with, receipt of approvals or non-objections from, and expiration of related waiting periods required by, applicable Governmental Authorities, including under the HSR Act, (2) filings as may be required by the Securities Act or the Exchange Act or any applicable national securities exchange, (3) the filing of the Certificate of Merger as required by the NJBCA, and (4) such other than consents, approvals, filings or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent or Purchaser.
     (b) Subject to receipt of the consents and approvals referred to in Section 5.04(a), the expiration of related waiting periods, and the making of required filings with applicable Governmental Authorities referred to in Section 5.04(a), the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (1) constitute a breach or violation of, or a default under, or give rise to any Lien (other than Permitted Liens) or any acceleration of remedies or right of termination under, any applicable Law or Permit, (2) constitute a breach or violation of, or default under, or give rise to any Lien under, any material contract, indenture or instrument of Parent or Purchaser or to which Parent or Purchaser or any of their properties is subject or bound, or (3) constitute a breach or violation of, or a default under, Parent or Purchaser’s Constituent Documents except, in the case of clause (2), for such breaches, violations, or defaults as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Parent and Purchaser.
     5.05 Purchaser Stock. All of the issued and outstanding capital stock of Purchaser is owned by Parent as Purchaser’s sole shareholder. The outstanding shares of Purchaser Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights).

     5.06 Ownership of Company Common Stock. Other than as provided in the Shareholders’ Agreement or as contemplated by this Agreement, as of the date of this Agreement and for the five (5) years prior to such date, neither Parent nor any of its Subsidiaries (including Purchaser) owns or has owned (beneficially or of record), or is or was a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company in excess of five percent (5%) of the outstanding Shares.
     5.07 Offer Documents; Proxy Statement. Subject to the accuracy of the representations and warranties of the Company contained in Section 4.21:
     (a) Neither the Offer Documents nor any of the information supplied by or on behalf of Parent or Purchaser for inclusion in the Offer Documents will, at the time the Offer Documents are filed with the SEC or are first published, sent or given to shareholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (b) In the event a Shareholders’ Meeting is held, the information supplied by or on behalf of Parent or Purchaser for inclusion in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting that shall have become false or misleading.
     (c) Notwithstanding the foregoing provisions of this Section 5.07, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Offer Documents or the Proxy Statement, if applicable.
     (d) The Offer Documents will comply in all material respects as to form with the applicable requirements of the Exchange Act.
     5.08 Funds. Parent has, and Parent and Purchaser collectively will have at the dates that Purchaser becomes obligated to accept for payment and pay for Shares pursuant to the Offer and at the Effective Time, sufficient cash resources available to pay (a) for the Shares that Purchaser becomes so obligated to accept for payment and pay for pursuant to the Offer, (b) the aggregate Merger Consideration, (c) the aggregate consideration to be paid for the Company Stock Options and 2008 Consultant Options pursuant to Section 3.09 and Section 3.10 and (d) all fees and expenses payable by them in connection with the Transactions.

     5.09 Financial Advisors. Neither Parent nor any of its Subsidiaries has engaged any investment banker, broker or finder or incurred any liability for any investment banking, brokerage or finder’s fees or commissions in connection with the Transactions, except that, in connection with the Transactions, Parent has retained Mitsubishi UFJ Securities Co., Ltd as its financial advisor.
     5.10 Full Access; No Additional Representations. Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company to discuss the Business and assets of the Company and its Subsidiaries. Except for the representations and warranties of Parent and Purchaser expressly set forth in Article IV, none of Parent, Purchaser or any other Person makes any other express or implied representation or warranty on behalf of Parent or Purchaser with respect to Parent or Purchaser, any of their Subsidiaries, any of their respective businesses or the Transactions.
ARTICLE VI
Covenants and Agreements to be Performed Prior to the Closing
     6.01 Conduct of Business of the Company. The Company agrees that, from the date of this Agreement until the Acceptance Date or the earlier termination of this Agreement in accordance with its terms, except as otherwise contemplated or permitted by this Agreement, it shall conduct the Business and cause its Subsidiaries to conduct the Business in the ordinary course of business in all material respects and shall use reasonable best efforts to preserve intact, in all material respects, their respective business organizations and their relationships with customers, software partners and current Employees (provided that nothing herein shall prevent the termination of employment of any current Employee, other than the termination without cause of those Employees whose names are set forth in Section 6.01 of the Disclosure Schedule, in the ordinary course of business consistent with past practices as determined by the Company). Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Disclosure Schedule or otherwise contemplated or permitted by this Agreement or as Previously Disclosed or as required by applicable Law, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the Acceptance Date or the earlier termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Subsidiaries not to:
     (a) Operations. Enter into any new material line of business (including such lines of business that represent a category of revenue that is not discussed in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009) or change its material operating policies in any material respect, except in each case, (i) as required by applicable Law and (ii) for new products and services that represent extensions of existing lines of business.
     (b) Capital Stock and Other Securities. Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock or any other securities (including long-term debt) or any Rights with respect to shares of its capital stock or any other securities or (2) permit any additional shares of its capital stock to become subject to new grants under the Company Stock Plans or otherwise.
     (c) Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (2) directly or indirectly adjust, split, combine, redeem or reclassify, or purchase or otherwise acquire, any shares of its capital stock.
     (d) Dispositions. Sell, transfer, license, mortgage, encumber or otherwise dispose of any of its assets, Business or properties, except for sales, transfers, licenses, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice or pursuant to a transaction that, together with any other such transactions, is not material to it and its Subsidiaries, taken as a whole, or transfers among the Company and its Subsidiaries.
     (e) Acquisitions. Acquire all or a substantial portion of the assets, business, properties or shares of stock or other securities of any other Person.
     (f) Constituent Documents. Amend its Constituent Documents.
     (g) Accounting Methods. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S. publicly owned business organizations generally.
     (h) Employment Agreements; Etc. (1) Enter into, amend, modify or renew any employment, consulting, change in control or similar contract, agreement or arrangement with any director, officer or employee (except for (x) any consulting contracts, agreements, or arrangements with entities providing services for the Company or its Subsidiaries that are entered into, amended, modified, or renewed in the ordinary course of business consistent with past practices and are terminable at will, without termination fees or similar post-termination costs and (y) offer letters with non-officer employees that provide for employment that is terminable at will, without severance benefits or similar costs or liabilities to the Company or its Subsidiaries), or grant any salary or wage increase, equity awards or incentive or bonus payments, except to make changes that are required by the terms of a Benefit Arrangement, or as publicly announced prior to the date hereof, or (2) announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its Subsidiaries.
     (i) Benefit Plans. Enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, or officer, except as contemplated in Section 3.09, or take any action to accelerate the vesting or exercisability of stock options, restricted stock units or other compensation or benefits payable thereunder, except (1) as contemplated in Section 3.09, (2) as may be required by the terms of a Benefit Arrangement or (3) amendments that do not increase benefits or result in increased administrative costs.
     (j) Indebtedness. (1) Incur any indebtedness for borrowed money other than borrowings pursuant to the Company’s and its Subsidiaries’ revolving credit arrangements or under capital leases, in each case, in effect on the date hereof in the ordinary course consistent with past practice, (2) issue, sell or amend any debt securities or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (3) other than to Subsidiaries of the Company, make any loans, advances or capital contributions to, or material investment in, any Person, (4) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries, or (5) mortgage, pledge or otherwise encumber any of its material assets (other than Permitted Liens).
     (k) Taxes. Change any material method of Tax accounting or settle or compromise any material Tax liability or enter into any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries, or make any material Tax election, or make any material amendments to Tax Returns previously filed.
     (l) Material Contracts. Except in the ordinary course of business consistent with past practice, (1) terminate, amend or modify (in any material respect), or waive any material provision of, any Material Contract or (2) enter into any contract or agreement that would be considered a Material Contract.
     (m) Termination Agreement. Terminate, amend or modify, or waive any provision of, the Termination Agreement, dated as of June 14, 2010, among the Company, SB Asia Infrastructure Fund L.P. and Venture Tech Assets Ltd.

     (n) Tax Insurance Policies. Take any action or fail to take any action which (with or without lapse of time or notice or both) would result in the termination of, or modification materially adverse to the Company of the terms of, any of the Tax Insurance Policies or give any third party the right to cause any such termination or modification.
     (o) Discharge of Liabilities. Pay, discharge, or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice.
     (p) Property Leases. Enter into any lease for real property or, other than in the ordinary course of business, material operating lease.
     (q) Affiliated Transactions. Enter into or amend or otherwise modify any agreement or arrangement with Persons that are affiliates or are executive officers or directors of the Company or any of its Subsidiaries, including the shareholders who are parties to the Shareholders’ Agreement and their equityholders, directors, officers, partners, members and managers.
     (r) Termination or Waiver of Rights. Terminate or waive any right of any material value to the Company and its Subsidiaries.
     (s) Litigation. Commence or settle any material suit, action, arbitration or proceeding, including any suit, action, arbitration or proceeding arising out of or in connection with this Agreement or the Transactions.
     (t) Adverse Actions. Take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Offer set forth on Annex A or to the Merger set forth in Article VIII not being satisfied in a timely manner.
     (u) Commitments. Enter into any contract or binding commitment with respect to any of the foregoing.
     6.02 Conduct of Business of Parent. Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries (including Purchaser) to, take, or omit to take, any action that would reasonably be expected to result in any of the conditions to the Offer set forth on Annex A or to the Merger set forth in Article VIII not being satisfied in a timely manner.

     6.03 Reasonable Best Efforts; Antitrust Filings; Cooperation.
     (a) Reasonable Best Efforts. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, necessary, proper or advisable to consummate and make effective, as promptly as practicable prior to the Termination Date, the Transactions in accordance with the terms of this Agreement, including: (1) the taking of all acts necessary to cause the conditions to the Offer and the conditions to the Merger to each be satisfied as promptly as practicable; (2) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations, notices and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; (3) the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to any aspect of the Transactions so as to enable the Closing to occur as soon as reasonably possible; and (4) the obtaining of all necessary consents, approvals or waivers from other third parties, including the consents, approvals or waivers under contracts listed in Section 4.04(a) of the Disclosure Schedule.
     (b) Antitrust Filings. In connection with and without limiting the foregoing clause (a), the Company and Parent shall, if required by applicable Law, (1) duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “HSR Filing”) required under the HSR Act and (2) duly make all notifications and other filings required under any other applicable competition, merger control, antitrust or similar Law (together with the HSR Filing, the “Antitrust Filings”) that Parent deems advisable or appropriate or that may be required by the applicable Governmental Authority, in each case with respect to the Transactions and as promptly as practicable. The Antitrust Filings shall be prepared and made in substantial compliance with the requirements of the HSR Act or other Laws, as applicable.
     (c) Cooperation. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Authority: (1) furnish to the other Parties upon reasonable request all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the Transactions; (2) promptly notify the other Parties of any written communication to the first Party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority relating to this Agreement or the Transactions, and permit the other Parties to review in advance any proposed written communication to any of the foregoing with respect to the Transactions; (3) not agree to participate or participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat; and (4) furnish the other Parties with copies of all correspondence, filings and written communications (and memoranda setting forth the substance thereof) between such Party and its Subsidiaries and their respective Representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the Transactions. Each Party shall respond as promptly as practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters relating to this Agreement or the Transactions. Parent may, with the consent of the Company, not to be unreasonably withheld, extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the Transactions.
     (d) Parent shall cause Purchaser or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under or related to this Agreement and the Transactions.
     6.04 Shareholder Approvals.
     (a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable Law and the Company’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the “Shareholders’ Meeting”). At the Shareholders’ Meeting, Parent and Purchaser shall cause all Shares then owned by them and their respective Subsidiaries to be voted in favor of the adoption of this Agreement.
     (b) Notwithstanding the foregoing, in the event that Purchaser acquires Shares representing at least ninety percent (90%) of the voting power of the then outstanding Shares pursuant to the Offer, by exercise of the Top-Up Option or otherwise in accordance with this Agreement, the Parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 14A:10-5.1 of the NJBCA, as promptly as reasonably practicable after such acquisition without a meeting of the shareholders of the Company.

     6.05 Proxy Statement. If approval of the Company’s shareholders is required by applicable Law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC promptly. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other Parties, to respond promptly to all comments of and requests by the SEC with respect to the Proxy Statement and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders’ Meeting at the earliest practicable time.
     6.06 Press Releases. Parent and Purchaser, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release with respect to the Offer, the Merger or this Agreement and will not issue any such press release without the prior written consent of the other Party, which will not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances), issue any such press release as may be required by applicable Law or securities exchange rules. Parent and Purchaser, on the one hand, and the Company, on the other hand, will cooperate to develop all public communications and make appropriate members of management available at presentations related to the Transactions as reasonably requested by the other Party.
     6.07 Access; Information.
     (a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company will (and will cause its Subsidiaries to) afford Parent and Parent’s Representatives such access during normal business hours to the books, records (including Tax Returns and work papers of independent auditors), employees, Representatives and properties of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that such access shall not unreasonably disrupt the operations of the Company or any of its Subsidiaries. All requests for such access shall be made to such agents of the Company as the Company may designate, who will be solely responsible for coordinating all such requests and all access permitted hereunder. Neither Parent, Purchaser nor any of their respective Representatives shall contact any of the employees, customers, landlords, licensors or suppliers of the Company or any of its Subsidiaries in connection with the Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such agents of the Company as the Company may designate, not to be unreasonably withheld. Neither the Company nor any of its Subsidiaries will be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party or violate any Law. The Parties will make reasonable appropriate substitute arrangements in circumstances where the previous sentence applies.

     (b) Each Party will hold any information provided in connection with this Agreement or the Transactions confidential and any such information will be deemed to be “Evaluation Materials” under the Confidentiality Agreement.
     6.08 No Solicitation.
     (a) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall not, directly or indirectly through any of its Subsidiaries or affiliates or any of its or their respective Representatives, and shall not permit any of its Subsidiaries or affiliates or any of their respective Representatives to, (1) initiate, solicit or knowingly facilitate or knowingly encourage an Acquisition Proposal or (2) engage with any third party in any discussions or negotiations concerning, or furnish any confidential information to any third party in connection with, an Acquisition Proposal, or any inquiry or proposal that would constitute an Acquisition Proposal if it were a bona fide written proposal or offer (except to notify such third party of the existence of the provisions of this Section 6.08), provided, however, for purposes of this Section 6.08 the term “affiliate” shall not include any Person that becomes an affiliate of the Company after the date of this Agreement without any action on the part of the Company. Notwithstanding anything to the contrary in the previous sentence, prior to the Acceptance Date, the Company may furnish information to, or enter into discussions or negotiations with, any Person that has made an Acquisition Proposal if, and only to the extent that: (A) the receipt of such Acquisition Proposal did not result from a breach of (1) clause (1) of the first sentence of this Section 6.08(a) or (2) any other provision of this Section 6.08 in any material respect; (B) such Acquisition Proposal constitutes a Superior Proposal or the Company Board, after consulting with the Company’s outside legal and financial advisors, determines in good faith that (1) such Acquisition Proposal, after furnishing such information and entering into such discussions or negotiations, could reasonably be expected to result in a Superior Proposal and (2) the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s shareholders under applicable Law; and (C) prior to furnishing such information, the Company receives from such Person an executed confidentiality agreement on customary terms that are no less favorable to the Company than the terms of the Confidentiality Agreement; provided, however, that the Company may, after making the determination described in clause (B) above, enter into discussions or negotiations solely with respect to entering into such confidentiality agreement and will not be deemed to be in breach of this Section 6.08 as a result thereof.
     (b) From the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, the Company shall promptly, but in any event within twenty-four (24) hours, notify Parent following receipt by the Company of any Acquisition Proposal, the material terms thereof and material conditions thereto and the identity of the Person making such Acquisition Proposal, as well as any material modification of or amendment thereto, or of any bona fide communication by any

Person that affirmatively states that it relates to, or could lead to, or that any party is contemplating, a potential Acquisition Proposal, including the identity of the Person making or on whose behalf such communication was made and the other material facts of such communication, and the Company will keep Parent reasonably apprised of any material developments, discussions and negotiations with respect to such Acquisition Proposal or other communication.
     (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly request that all confidential information previously provided to any such Persons be returned or destroyed in accordance with the confidentiality agreements in effect with such Persons that remain in effect as of the date of this Agreement and, subject to the second sentence of Section 6.08(a) with respect to any Acquisition Proposal received after the date hereof and compliance with the procedures provided therein, shall deny access to any data room (virtual or actual) containing any confidential information to all such Persons.
     (d) Nothing contained in this Section 6.08 prohibits or will be construed as prohibiting the Company or the Company Board from (1) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (2) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board after consultation with outside counsel, failure to make such disclosure would be inconsistent with its fiduciary obligations under applicable Law.
     (e) Except as otherwise permitted hereby, from the date hereof until the Closing or the earlier termination of this Agreement in accordance with its terms, neither the Company Board nor any committee thereof shall (1) approve or accept any Acquisition Proposal, (2) cause or permit the Company to agree to or enter into any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, license agreement, stock purchase agreement or similar agreement with respect to any Acquisition Proposal or (3) fail to make, withdraw, modify or qualify in a manner adverse to Parent or Purchaser, or agree or publicly propose to withdraw, modify or qualify in a manner adverse to Parent or Purchaser, the Company Board Recommendation, or recommend, or agree or publicly propose to recommend, an Acquisition Proposal, or announce that an Acquisition Proposal constitutes a Superior Proposal (each such action described in clause (3) being an “Adverse Recommendation Change”).
     (f) Notwithstanding anything to the contrary in this Section 6.08, at any time prior to the Acceptance Date, the Company Board may, following receipt of an Acquisition Proposal that constitutes a Superior Proposal, make an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 9.01(i) so as to concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal, but only if (1) the Company promptly notifies Parent, in writing, at least two (2) Business Days before taking such action, of its intention to do so, attaching the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, and the identity of the third party making the Acquisition Proposal, and (2) Parent does not make, within three (3) Business Days (or two (2) Business Days in the case of any subsequent offer) after its receipt of that written notification, an offer that the Company Board determines, in good faith, after consultation with its outside financial and legal advisors, is more favorable to the Company’s shareholders than such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company, provided that a two (2) Business Day period shall apply under clause (2) of this Section 6.08(f)). During any three (3) Business Day (or two (2) Business Day, in the case of subsequent offers) period prior to its effecting an Adverse Recommendation Change pursuant to this Section 6.08(f) or termination pursuant to Section 9.01(i), the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the Transactions proposed by Parent.
     6.09 Takeover Laws and Provisions. From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with its terms, no Party will take any action that would cause the Transactions (a) to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect and (b) not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make such Transactions comply with (or continue to comply with) any Takeover Provisions.
     6.10 No Financing Condition. For the avoidance of doubt, the obligation of Parent and Purchaser to close the Transactions is not conditioned upon the consummation of any financing transaction and, accordingly, the parties hereto agree that a failure of Parent and Purchaser to close the Transactions resulting from a failure or inability to consummate any financing transaction constitutes a breach for purposes of this Agreement.
     6.11 Rule 14d-10(d)(1) Matters. If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Company Arrangement, all such amounts payable under such Company Arrangement shall (a) be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by the Covered Securityholders (and matters incidental thereto) and (b)

shall not be calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.
     6.12 FIRPTA. At or prior to the Acceptance Date, the Company shall deliver to Parent a statement in accordance with the requirements of Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) substantially in the form set forth in Section 6.12 of the Disclosure Schedule (the “FIRPTA Certificate”) that the capital stock of the Company is not a United States Real Property Interest; provided, however, that the delivery of the FIRPTA Certificate shall in no event be deemed to be a condition to the closing of the Offer or the Merger.
ARTICLE VII
Covenants and Agreements to be Performed Following the Closing
     7.01 Indemnification.
     (a) For a period of not less than six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors and officers of the Company and its Subsidiaries and individuals who become such prior to the Effective Time (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable Law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation to the fullest extent permitted by applicable Law, provided, however, that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent required by the NJBCA, to repay such advances if it is determined by final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law. Any claims for indemnification or advancement made prior to the expiration of the six-year period hereunder shall survive until the final resolution thereof.
     (b) For a period of not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company’s certificate of incorporation and bylaws. The indemnification agreements in existence on the date of this Agreement with any of the directors, officers or employees of the Company, which are listed in Section 7.01(b) of the Disclosure Schedule, shall continue in full force and effect in accordance with their terms following the Effective Time.
     (c) For six (6) years from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay (and Parent shall not be required to cause the Surviving Corporation to pay) an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement (it being understood and agreed that in the event such D&O Insurance cannot be obtained for 200% of such last annual premium or less, in the aggregate, the Surviving Corporation shall remain obligated to provide the greatest D&O Insurance coverage as may be obtained for such amount). The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail insurance” policies have been obtained prior to the Effective Time and remain in effect for an aggregate period of six (6) years, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Transactions. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder or if such policies are terminated or cancelled, obtain alternate D&O Insurance on the terms set forth above.
     (d) In the event the Surviving Corporation (1) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers all or substantially all of its properties and assets to any Person, then in either case proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.01. The obligations under this Section 7.01 shall not be terminated or modified in such a manner as to adversely affect in any material respect any indemnitee to whom this Section 7.01 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.01 applies shall be third party beneficiaries of this Section 7.01).

     7.02 Employee Matters.
     (a) From the Effective Time until the date that is twelve (12) months following the Effective Time, Parent shall, or shall cause the Surviving Corporation, to either (1) continue certain Benefit Arrangements, (2) permit employees of the Company and its Subsidiaries who continue employment with Parent or the Surviving Corporation following the Effective Time (“Continuing Employees”) and, as applicable, their eligible dependents, to participate in the employee welfare benefit plans, programs or policies (including any vacation, sick, personal time off plans or programs) of Parent or its affiliates and any plan of Parent intended to qualify within the meaning of Section 401(a) of the Code (collectively referred to as the “Parent Plans”), or (3) a combination of clauses (1) or (2); provided, however, that the employee welfare and retirement benefits provided to Continuing Employees and, as applicable, their eligible dependents are comparable in the aggregate to the employee welfare and retirement benefits maintained for and provided to Continuing Employees immediately prior to the Effective Time. To the extent that Parent elects to have Continuing Employees and their eligible dependents participate in the Parent Plans, and to the extent permitted by applicable Law, applicable Tax qualification requirements, and the terms and conditions of each such Parent Plan, and subject to any applicable break in service or similar rule, Parent shall, or shall cause the Surviving Corporation to: (A) recognize the prior service with the Company, including predecessor employers, of each Continuing Employee in connection with all Parent Plans in which Continuing Employees are eligible to participate for purposes of eligibility to participate and vesting (but not for purposes of benefit accruals under any defined benefit pension plan, determination of level of benefits, to the extent that such recognition would result in duplication of benefits, or to the extent that such service was not recognized under a comparable Benefit Arrangement); (B) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such Continuing Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Benefit Arrangement as of the time immediately preceding the Closing, and (C) if any Benefit Arrangement of the Company or its Subsidiaries that is a group health plan is terminated prior to the end of such Benefit Arrangement’s plan year, provide each Continuing Employee with credit for any deductibles or out of pocket expenses paid under such Benefit Arrangement during the portion of the plan year, in effect at the time Continuing Employees are transitioned to Parent Plans, that overlaps the plan year of the Parent Plans in satisfying any applicable deductible or out of pocket requirements under the Parent Plans in which such Continuing Employees are eligible to participate to the same extent that such expenses were recognized under the comparable Benefit Arrangement.
     (b) No provision in this Section 7.02 will (1) create or be deemed to create any third-party beneficiary or other rights in any Employee or any other Person other than the Parties and their respective successors and permitted assigns, (2) constitute or create or be deemed to constitute or create an employment agreement or (3) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by Parent, the Company or any of their respective Subsidiaries.
     7.03 Board of Directors; Section 14(f) of the Exchange Act.
     (a) Subject to applicable Law and if requested by Parent, the Company shall use its reasonable best efforts to cause a number of Purchaser’s designees to be elected to the Company Board immediately following the purchase by Purchaser of Shares pursuant to the Offer, as set forth in this Section 7.03. Purchaser will be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of votes represented by Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of votes represented by Shares then outstanding; provided, however, that prior to the Effective Time, the Company Board shall have at least two (2) Continuing Directors; and provided, further, that neither Parent nor Purchaser shall be in breach of this Section 7.03(a) by virtue of the Company Board having fewer than two (2) Continuing Directors due to the resignation of any Continuing Director. The Company shall, at such time, promptly take all actions necessary to cause Purchaser’s designees to be elected as directors of the Company, including securing the resignations of incumbent directors. At such time, the persons designated by Purchaser will, as nearly as practicable, constitute at least the same percentage as persons designated by Purchaser of the Company Board of (1) each committee of the Company Board, (2) each board of directors of each Subsidiary of the Company, and (3) each committee of each such board, in each case only to the extent permitted by applicable Law. From the consummation of the Offer until the Effective Time, Parent shall, and shall cause the Purchaser and the Company to, provide director and officer insurance to the Continuing Directors upon terms that are substantially similar to those of the director and officer insurance provided by the Company immediately prior to the date hereof and shall reimburse each Continuing Director for his reasonable and documented expenses incurred in connection with attending any meeting of the Company Board.
     (b) Subject to applicable Law, the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the Schedule 14D-9 such information as is required under such Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c) Following the election of designees of Purchaser pursuant to this Section 7.03 and prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, and provided that any Continuing Directors remain on the Company Board, (1) any amendment of this Agreement or the certificate of incorporation or bylaws of the Company, (2) any termination of this Agreement by the Company, (3) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser hereunder, (4) any waiver of any of the Company’s rights hereunder or (5) any action that would prevent or materially delay the consummation of the Merger, in each case, shall require the approval of a majority of the Continuing Directors. The approval of any such matter by a majority of the Continuing Directors shall constitute the approval of such matter by the Company Board, and no other action on the part of the Company or any other director of the Company shall be required to approve such matter. Until the Effective Time, the Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include any law firm that was serving as counsel to the Company as of the date of this Agreement) and other advisors at the expense of the Company as determined in good faith by the Continuing Directors, and the authority to institute or commence any suit, action, investigation or proceeding or take any other action on behalf of the Company to enforce any provision of this Agreement. Following the Acceptance Date and prior to the Effective Time, neither Parent nor Purchaser shall take any action to remove any Continuing Director absent cause and, in such case, subject to the terms of the Company’s certificate of incorporation and bylaws.
ARTICLE VIII
Conditions to the Merger
     8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to consummate the Merger is subject to the fulfillment or written waiver by the Parties before the Effective Time of each of the following conditions:
     (a) Shareholder Approval. If and to the extent required by the NJBCA, this Agreement, the Merger and the other Transactions shall have been approved and adopted by the affirmative vote of holders of at least a majority of the outstanding Shares;
     (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

     (c) Purchase of Shares. Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer; provided, however, that this condition will be deemed to be satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for the Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.
ARTICLE IX
Termination
     9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time and the Transactions may be abandoned for any reason provided in paragraphs (a) through (i) below.
     (a) By mutual written consent of each of Parent and the Company, notwithstanding any approval and adoption of this Agreement by the shareholders of the Company.
     (b) By either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; provided that the Party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such injunction, order, decree or ruling.
     (c) By Parent if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement, other than in Section 6.08, on the part of the Company such that any of the events set forth in clauses (b)(1) or (b)(2) of Annex A would have occurred, which breach is not cured within thirty (30) days following written notice by Parent to the Company, or which breach, by its nature or timing, is incapable of being cured prior to the consummation of the Offer.
     (d) By Parent, at any time prior to the Acceptance Date, if the Company (1) breaches clause (1) of the first sentence of Section 6.08(a) or (2) breaches any other provision of Section 6.08 in any material respect; provided, however, that if clause (1) of Section 6.08(a) is breached solely by the actions of any Representative of the Company (other than any director, officer or employee of the Company) or an affiliate of the Company that is, in each case, acting without the authority of the Company or such affiliate, as applicable, then Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) as a result of such breach.

     (e) By the Company if Purchaser fails to commence the Offer as provided in Section 2.01(a).
     (f) By Parent or the Company if (1) the Offer expires pursuant to its terms without any Shares being purchased thereunder or (2) Parent or Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof and thereof on or before December 14, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to any Party to the extent that such Party’s failure to comply with any provision of this Agreement, has resulted in the failure of any of the conditions set forth on Annex A to be satisfied prior to the Termination Date.
     (g) By the Company if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Purchaser or Parent, which breach would reasonably be expected to be materially adverse to the Parent’s or Purchaser’s ability to purchase and pay for the Shares (assuming all Shares were validly tendered and not withdrawn pursuant to the Offer) and has not been cured within thirty (30) days following written notice by the Company to Parent, or which breach, by its nature or timing, is incapable of being cured prior to the consummation of the Offer.
     (h) By Parent if (1) at any time prior to the Acceptance Date the Company Board shall have effected an Adverse Recommendation Change, (2) at any time prior to the Acceptance Date the Company shall have delivered to Parent the notice contemplated by Section 6.08(f) of its intention to make an Adverse Recommendation Change or (3) the Company shall have entered into any agreement (other than a confidentiality agreement permitted by Section 6.08) with respect to any Acquisition Proposal.
     (i) By the Company, at any time prior to the Acceptance Date and after complying with the terms of Section 6.08(f), in order to enter into a transaction that constitutes a Superior Proposal.
     9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement will forthwith become void and there will be no liability on the part of any Party or any of its affiliates, directors, officers or shareholders except that the provisions contained in Article I (Definitions; Interpretation), Section 6.06 (Press Releases), this Section 9.02 (Effect of Termination), Section 9.03 (Termination Fee), Article X (Miscellaneous) (as applicable) and the provisions of the Confidentiality Agreement will each survive any such termination. Notwithstanding the foregoing, nothing herein relieves the Company, on the one hand, or Parent and Purchaser, on the other hand, from any liability for damages arising out of any (1) knowing material breach of any of its representations and warranties in this Agreement or (2) deliberate material breach of any covenant in this Agreement, and including as damages, in the case of a termination of this

Agreement pursuant to Section 9.01(g), the non-refundable portion of any premium paid by the Company (in an amount not to exceed $1,363,950), and any other reasonable and documented out-of-pocket costs incurred, in connection with the procurement of the Tax Insurance Policies. The Parties hereby acknowledge and agree that the damages referred to in the immediately preceding sentence shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include any damages to which the non-breaching party is entitled under applicable Law. For purposes of this Section 9.02, (A) a “knowing” breach of a representation and warranty shall be deemed to have occurred only if, in the case of the Company’s breach, the Company had Knowledge of such breach as of the date hereof, or, in the case of Parent’s or Purchaser’s breach, the senior executive officers of Parent or Purchaser had actual knowledge of such breach as of the date hereof and (B) a “deliberate” breach of any covenant shall be deemed to have occurred only if the breaching Party took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted or would constitute a breach of such covenant.
     9.03 Termination Fee.
     (a) In the event that:
     (1) Parent terminates this Agreement pursuant to Section 9.01(d) or Section 9.01(h) or (2) the Company terminates this Agreement pursuant to Section 9.01(i), the Company shall pay to Parent, by wire transfer of immediately available funds, $7,500,000 in cash (the “Termination Fee”) within three (3) Business Days after such termination, in the case of a termination by Parent, and immediately prior to or concurrently with, and as a condition to, such termination, in the case of a termination by the Company.
     (b) If (1) this Agreement is terminated by Parent pursuant to Section 9.01(c), (2) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or shall have been otherwise communicated to the Company Board and (3) neither Parent nor Purchaser is in material breach of its agreements or representations and warranties contained in this Agreement pursuant to which the Company would have had the right to terminate this Agreement, then the Company shall pay to Parent in immediately available funds the reasonable and documented out-of-pocket expenses and fees (including the reasonable and documented fees and expenses of counsel, accountants, experts and consultants to Parent and Purchaser, all filing fees and all printing and advertising costs) actually incurred or accrued by Purchaser and Parent in connection with the evaluation of the Transactions, negotiation, preparation, execution and performance of this Agreement and related agreements, the consummation of the Transactions and related matters, which in no event shall exceed an aggregate amount equal to $4,500,000 (“Expenses”). Payment of the Expenses shall be made not later than three (3) Business Days after delivery to the Company of notice of demand for payment setting forth in reasonable detail all such Expenses. If, following the occurrence of the events described in clauses (1) and (2) in the immediately preceding sentence and the nonoccurrence of the events described in clause (3) in the immediately preceding sentence, the Company consummates any Acquisition Proposal (for purposes of this sentence, the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.01, except that each reference to “ten percent (10%)” in the definition of Acquisition Proposal shall be deemed to be a reference to “a majority”) within nine (9) months following the date of the termination of this Agreement, then the Company shall pay to Parent in immediately available funds the Termination Fee (minus any amount of Expenses previously reimbursed by the Company to Parent and Purchaser) prior to or concurrently with the consummation of such Acquisition Proposal.
     (c) If (1) this Agreement is terminated by Parent or the Company pursuant to Section 9.01(f), (2) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or shall have been otherwise communicated to the Company Board, (3) neither Parent nor Purchaser is in material breach of its agreements or representations and warranties contained in this Agreement pursuant to which the Company would have had the right to terminate this Agreement, and (4) the Company consummates an Acquisition Proposal within nine (9) months following the date of the termination of this Agreement, then the Company shall pay to Parent in immediately available funds the Termination Fee prior to or concurrently with the consummation of such Acquisition Proposal. For purposes of this Section 9.03(c), the term “Acquisition Proposal” shall have the meaning ascribed thereto in Section 1.01, except that each reference to “ten percent (10%)” in the definition of Acquisition Proposal shall be deemed to be a reference to “a majority”.
     (d) The Parties acknowledge that the Termination Fee and this Section 9.03 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. In the event that Parent shall receive a Termination Fee pursuant to Section 9.03(a) (other than as a result of a termination pursuant to Section 9.01(d)) or Section 9.03(c), the receipt of such Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Purchaser in connection with any matter forming the basis for such termination, and neither Parent nor Purchaser shall be entitled to bring or maintain any other claim, action or proceeding against the Company arising out of any matters forming the basis for such termination, in each case, other than in the event of (1) a knowing material breach of any of its representations and warranties in this Agreement or (2) a deliberate material breach of any covenant of this Agreement, in each case as defined in Section 9.02.
ARTICLE X
Miscellaneous
     10.01 Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article I

(Definitions; Interpretation), Section 3.04 (Effects of the Merger), Section 3.05 (Certificate of Incorporation and Bylaws), Section 3.06 (Directors and Officers), Section 3.07 (Conversion or Cancellation of Shares), Section 3.08 (Exchange of Certificates; Payment of the Merger Consideration), Section 3.09 (Stock Incentives), Section 7.01 (Indemnification) and Section 7.02 (Employee Matters) and, to the extent applicable, this Article X (Miscellaneous)).
     10.02 Waiver; Amendment. Subject to the provisions of Section 7.03(c), at any time prior to the Effective Time, any provision of this Agreement may be waived by any Party, provided that such waiver must be in writing signed by the Party against which enforcement of the waiver is sought. This Agreement, or any provision hereof, may be amended or modified at any time, but only by a written agreement executed by all the Parties.
     10.03 Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, and transmission of a duly executed counterpart hereof by electronic means will be deemed to constitute delivery of an executed original manual counterpart hereof.
     10.04 Governing Law; Jurisdiction; Venue; Service of Process. This Agreement and the agreements, instruments and documents contemplated hereby and all disputes between the Parties arising out of or relating to this Agreement or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise, will be governed by and construed in accordance with the Laws of the State of New Jersey, without giving effect to conflicts of laws principles that would result in the application of the Law of any other State. Any claim, action or dispute against any party to this Agreement arising out of or relating to this Agreement shall be brought in the United States District Court for the District of New Jersey sitting in Trenton, New Jersey or in the event (but only in the event) that the United States District Court for the District of New Jersey sitting in Trenton, New Jersey does not have subject matter jurisdiction over such claim, action or dispute, in the New Jersey Superior Court in Mercer County. Each of the Parties irrevocably consents to and agrees to submit to the exclusive jurisdiction of such courts, agrees that process may be served upon them in any manner authorized by the Laws of the State of New Jersey, and hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts or (c) any litigation commenced in such courts is brought in an inconvenient forum. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.04 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to such Party’s address as specified in or pursuant to Section 10.08 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally advisable method.
     10.05 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.05, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Without limiting the foregoing, if a court of competent jurisdiction has declined to specifically enforce the obligations of a Party under this Agreement, the non-breaching Party may pursue any other remedy available to it at law or in equity, including monetary damages as contemplated by Section 9.02.
     10.06 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06.
     10.07 Disclosure Schedule. Before entry into this Agreement, the Company delivered to Parent and Purchaser a schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express disclosure requirement contained in a provision hereof or (b) as an exception to one or more representations or warranties contained in Article IV or to one or more of the Company’s covenants contained in Article VI. The Disclosure Schedule constitutes an integral part of this Agreement and is hereby incorporated herein. There may be included in the Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import used herein. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to a possible breach or violation of any contract, Law or Permit will be construed as an admission or indication that such breach or violation exists or has occurred. Any disclosures in the Disclosure Schedule that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. Any capitalized term used in the Disclosure Schedule and not otherwise defined therein has the meaning given to such term in this Agreement. Any headings set forth in the Disclosure Schedule are for convenience of reference only and do not affect the meaning or interpretation of any of the disclosures set forth in the Disclosure Schedule.
     10.08 Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, delivered by a national prepaid overnight courier (providing written proof of delivery), transmitted by facsimile (with confirmation of successful transmission) or mailed by registered or certified mail (return receipt requested) to the persons, addresses and/or facsimile numbers set forth below, or such other place as such Party may specify by notice given in accordance with this Section 10.08.
     If to the Company, to:
Intelligroup, Inc.
5 Independence Way, Suite 220
Princeton, New Jersey 08540
Attention:      Vikram Gulati
Facsimile:       609-419-1601
     with a copy to:
Jones Day
222 East 41st Street
New York, New York 10017
Attention:       Robert F. Kennedy, Esq.
Facsimile:       212-326-3835
     If to Parent or Purchaser, to:
NTT Data Corporation
Toyosu Center Bldg.
3-3, Toyosu 3-chome
Koto-ku, Tokyo 135-6033
Japan
Attention:     Koji Miyajima, Ph.D
Facsimile:       81-3-5546-8083
     with a copy to:
Morrison & Foerster LLP

Shin-Marunouchi Building
29th Floor
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-6529
Japan
Attention:       Stanley M. Yukevich, Esq.
Facsimile:       81-3-3214-6512
and
Morrison & Foerster LLP
1290 Avenue of the Americas
New York, New York 10104
United States of America
Attention:       Spencer D. Klein, Esq.
Facsimile:       212-468-7900
     10.09 Entire Understanding; No Third Party Beneficiaries. This Agreement, taken together with the Disclosure Schedule, Shareholders’ Agreement and the Confidentiality Agreement, (a) constitute the entire agreement, and supersedes all prior agreements (other than the Confidentiality Agreement) and understandings, both written and oral, among the Parties with respect to the Transactions and (b) is not intended to confer upon any Person other than the Parties any rights or remedies other than (i) as specifically provided in Section 7.01 and (ii) the right of the Company, on behalf of holders of Company Common Stock, to pursue damages and other relief, including equitable relief, in the event of Parent’s or Purchaser’s knowing material breach of any of its representations and warranties in this Agreement or deliberate material breach of any covenant in this Agreement (as the terms “knowing” and “deliberate” are defined in Section 9.02), which right is hereby acknowledged and agreed by Parent and Purchaser; provided, however, that the rights granted pursuant to clause (ii) shall not be enforceable directly by holders of Company Common Stock but shall be enforceable only by the Company on behalf of holders of Company Common Stock and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims shall be the property of the Company and may be retained by the Company in its sole and absolute discretion.
     10.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon any such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

     10.11 Assignment; Successors. No Party may assign either this Agreement or any of its rights or interests, or delegate any of its duties, hereunder, in whole or in part, without the prior written consent of the other Parties, except that Parent may assign all or any of its rights and obligations hereunder to any of its Subsidiaries; provided, however, that such assignment shall not relieve Parent or Purchaser of its obligations under this Agreement, enlarge, alter or change any obligation of any other Party or prejudice the rights of shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or Shares converted into the right to receive the Per Share Amount. Any attempt to make any such assignment without such consent will be null and void. Subject to the preceding sentences of this Section 10.11, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns.
     10.12 No Recourse. No past, present or future director, officer, employee, incorporator, member, partner, individual shareholder, agent, attorney or representative of the Company or its Subsidiaries has or will have any liability for any liability or obligation of the Company under this Agreement or for any claim based on, in respect of, or by reason of, the Transactions.
     10.13 Expenses. Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such expenses, whether or not the Offer or the Merger is consummated.
     10.14 Further Assurances. From time to time, at the request of Parent or Purchaser, in the case of the Company, or at the request of the Company, in the case of Parent and Purchaser, and without further consideration, each Party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the Transactions. In furtherance of the Shareholders’ Agreement, the Company agrees to, and will cause its Representatives to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares held by the parties to the Shareholders’ Agreement, and that such stop transfer order only shall be removed and only shall be of no further force and effect in accordance with the terms of the Shareholders’ Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NTT DATA CORPORATION

By:	/s/ Takashi Enomoto
Name:	Takashi Enomoto
Title:	Senior Executive Vice President

MOBIUS SUBSIDIARY CORPORATION

By:	/s/ Koji Miyajima
Name:	Koji Miyajima
Title:	President and CEO

INTELLIGROUP, INC.

By:	/s/ Vikram Gulati
Name:	Vikram Gulati
Title:	President and CEO

NTT DATA INTERNATIONAL L.L.C., solely for purposes of Section 2.03(b)

By:	/s/ Takashi Enomoto
Name:	Takashi Enomoto
Title:	President
Signature Page to the Agreement and Plan of Merger

ANNEX A
CONDITIONS TO THE OFFER
     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) Purchaser may, but only to the extent expressly permitted by this Agreement, delay the acceptance for payment for, or the payment for, any Shares validly tendered and not properly withdrawn,
     (a) unless, at the expiration of the Offer (as extended):
     (1) there shall have been validly tendered and not withdrawn a number of Shares that, together with any other Shares beneficially owned by Parent or its Subsidiaries, constitutes more than a majority of all the Fully Diluted Shares of the Company (the “Minimum Condition”);
     (2) any applicable waiting period under the HSR Act shall have expired or been terminated;
     (3) any approval or consent of any Governmental Authority that is necessary for the Transactions to be consummated in accordance with the terms of this Agreement, or any relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, the failure of which to be obtained or to be in full force and effect or to have expired, as applicable, would, upon the purchase of the Shares pursuant to the Offer, reasonably be expected to have a Material Adverse Effect on the Company, shall have been obtained or be in full force and effect or shall have expired, as applicable; and
     (4) the Tax Insurance Policies shall remain in full force and effect, and the Company shall not have taken any action, or failed to take any action, which (with or without the lapse of time or notice or both) would result in the termination of, or a modification materially adverse to the Company of the terms of, any of the Tax Insurance Policies or give any third party the right to cause any such termination or modification, or
     (b) if, at the expiration of the Offer (as extended), any of the following conditions shall occur and be continuing:
     (1) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct in each case at and as of the date of this Agreement and at and as of the Acceptance Date as though made at and as of the Acceptance Date (except to the extent expressly made as of an earlier date, in
Exhibit A-i

which case solely as of such date), in each instance, except as would not reasonably be expected to have a Material Adverse Effect on the Company;
     (2) the Company shall have failed to perform or comply in any material respect with any of its agreements, obligations or covenants under this Agreement;
     (3) this Agreement shall have been terminated in accordance with its terms;
     (4) any event, change, effect or occurrence that has had a Material Adverse Effect on the Company;
     (5) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder; or
     (6) a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Transactions.
The foregoing conditions, other than the Minimum Condition, may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.
Exhibit A-ii